EXHIBIT 2.2

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF VIRGINIA

Richmond Division

)
IN RE:	)	CHAPTER 11 CASE
)
HMY ROOMSTORE, INC.,	)	CASE NO. 00-34536
)
	) )	JOINTLY ADMINISTERED UNDER CASE NO. 00-34533
DEBTOR.	)
)
)

DISCLOSURE STATEMENT PURSUANT TO

SECTION 1125 OF THE BANKRUPTCY CODE

FOR JOINT PLAN OF REORGANIZATION

PROPOSED BY HMY ROOMSTORE, INC. AND

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AND NO ONE MAY SOLICIT ACCEPTANCES OR REJECTIONS OF THE PLAN OF REORGANIZATION UNTIL THE DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION. IN ADDITION, THIS DISCLOSURE STATEMENT WILL BE REVISED TO REFLECT EVENTS THAT OCCUR AFTER THE DATE HEREOF, BUT PRIOR TO THE BANKRUPTCY COURT’S APPROVAL OF THE DISCLOSURE STATEMENT.

February 2, 2005

Bruce H. Matson (Va. Bar No. 22874)	Michael S. Stamer (admitted pro hac vice)
Katherine M. Mueller (Va. Bar No. 44302)	Shuba Satyaprasad (admitted pro hac vice)
LECLAIR RYAN, a professional corporation	AKIN GUMP STRAUSS HAUER & FELD LLP
707 East Main Street	590 Madison Avenue
11th Floor	New York, New York 10022
Richmond, Virginia 23219	(212) 872-1000
(804) 783-2003
- and -
Counsel to Debtors
Stanley J. Samorajczyk (Va. Bar No. 08023)
Scott L. Alberino (admitted pro hac vice)
Robert S. Strauss Building
AKIN GUMP STRAUSS HAUER & FELD LLP
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
(202) 887-4000

Counsel to the Official Committee Of Unsecured Creditors

i

V.	SUMMARY OF JOINT PLAN OF REORGANIZATION			20
	A.	Classification and Treatment of Claims and Interests		21
		1.	Treatment of Unclassified Claims	21
		2.	Treatment of Classified Claims	23
		3.	Reservation of Rights	26
		4.	Estimation of Claims	26
	B.	Means for Implementation of the Plan		26
		1.	Transfer of Miscellaneous Assets	26
		2.	Contingent Funding Commitment	27
		3.	Cancellation of Existing Securities and Agreements	27
		4.	New RoomStore Common Stock	27
		5.	Reorganized RoomStore; Organizational Matters	27
		6.	Reorganized RoomStore: Directors and Officers	29
		7.	Reorganized RoomStore: Issuance of New Securities	29
		8.	Post-Effective Date Financing	30
		9.	Preservation of Causes of Action	30
		10.	Exemption from Transfer Taxes and Recording Fees	31
		11.	Fractional Shares	31
		12.	Exclusivity	31
	C.	Unexpired Leases and Executory Contracts		32
		1.	Assumption/Rejection of Contracts and Leases	32
		2.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	32
		3.	Rejection Damages Bar Date	32
		4.	Preservation Of Insurance	33
	D.	Distributions Under the Plan		33
		1.	Time of Distributions	33
		2.	No Interest on Claims	33
		3.	Record Date for Distributions to Holders of Claims	33
		4.	Claims Administration Responsibility	33
		5.	Delivery of Distributions	34
		6.	Procedures for Treating and Resolving Disputed and Contingent Claims	34
		7.	Minimum Distributions	35
		8.	Means of Cash Payment	36
		9.	Withholding and Reporting Requirements	36
		10.	Lost, Stolen, Mutilated or Destroyed Instrument or Security	36
	E.	Allowance And Payment Of Certain Administrative Claims		37
		1.	Professional Claims	37
		2.	Substantial Contribution Compensation and Expenses Bar Date	37
		3.	Other Administrative Claims	37
	F.	Effect of the Plan on Claims and Interests		37
		1.	Discharge of the Debtor	37
		2.	Compromises and Settlements	38
		3.	Setoffs	38
		4.	Exculpation and Limitation of Liability	38

		5.	Release of Certain Parties	39
		6.	Release by Holders of Claims or Interests	39
		7.	Injunction	39
	G.	Conditions Precedent to Effectiveness of the Plan		39
		1.	Conditions to Confirmation	39
		2.	Conditions to Consummation	40
		3.	Waiver of Conditions to Confirmation or Consummation	42
	H.	Retention of Jurisdiction		42
	I.	Miscellaneous Provisions		44
		1.	Binding Effect	44
		2.	Modification and Amendments	44
		3.	Allocation of Plan Distributions Between Principal and Interest	44
		4.	Revocation, Withdrawal, or Non-Consummation	44
		5.	Severability of Plan Provisions	45
		6.	Notices	45
		7.	Term of Injunctions or Stays	45
		8.	Governing Law	46
		9.	No Waiver or Estoppel	46
		10.	Creditors’ Committee	46

VI.	CONFIRMATION AND CONSUMMATION PROCEDURE			46
	A.	Solicitation of Votes		46
		1.	General Information	46
		2.	Solicitation of Acceptances	47
		3.	Acceptances Necessary to Confirm Plan	47
		4.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	47
		5.	Eligibility to Vote	47
	B.	The Confirmation Hearing		48

VII.	VALUATION			49
	A.	Overview		49
	B.	Valuation Methodology		50
		1.	Publicly Traded Company Analysis	51
		2.	Discounted Cash Flow Analysis	51
		3.	Precedent Transactions Analysis	51

VIII.	CERTAIN RISK FACTORS TO BE CONSIDERED			52
	A.	Competitive Industry Conditions		52
	B.	Treatment of Claims		53
	C.	Dilution		53
	D.	Dividend Policies		53
	E.	Market Conditions for New RoomStore Common Stock		53
	F.	Lack of Publicly Available Information Concerning Reorganized RoomStore and the Effect of Liquidity of New RoomStore Common Stock		54
	G.	Delay in the Distribution of any Recovery to the Holders of Allowed Unsecured Claims		55
	H.	Initial Corporate Governance of Reorganized RoomStore		55
	I.	Variances from Projections		55
	J.	Reorganized RoomStore Personnel		55

IX.	SECURITIES LAW CONSIDERATIONS UNDER THE PLAN			56
	A.	Applicability of Certain Federal and State Securities Laws		56
		1.	Registration Exemption	56
		2.	Registration and Reports under the Exchange Act	56
	B.	Bankruptcy Code Exemptions from Registration Requirements		57
		1.	Initial Distribution of Securities	57
		2.	Subsequent Transfers of Securities	57
	C.	Subsequent Transfers Under State Law		59
	D.	Certain Transactions by Stockbrokers		59

X.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			60
	A.	General		60
	B.	Certain Federal Income Tax Consequences to RoomStore		60
		1.	Cancellation of Debt Income and Tax Attribution Reduction	60
		2.	Tax Consequences to the Debtor	61
	C.	Certain Federal Income Tax Consequences to Holders of Claims		62
		1.	Recognition of Gain or Loss	62
		2.	Distributions in Discharge of Accrued but Unpaid Interest	62
		3.	Character of Gain or Loss; Tax Basis; Holding Period	63
	D.	Information Reporting and Backup Withholding		63

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			63
	A.	Liquidation Under Chapter 7 of the Bankruptcy Code		63
	B.	Alternative Plan of Reorganization of Liquidation		64

XII.	CONCLUSION AND RECOMMENDATION			65

DISCLAIMER

THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, TO ENABLE HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO MAKE AN INFORMED JUDGMENT IN VOTING TO ACCEPT OR REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION OR RECOMMENDATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF, OR ARE INCONSISTENT WITH, SUCH DOCUMENTS. FURTHERMORE, ALTHOUGH THE DEBTOR HAS MADE EVERY EFFORT TO BE ACCURATE, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT OR OTHER REVIEW BY AN ACCOUNTING FIRM. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN THE TERMS AND PROVISIONS IN THE PLAN, THIS DISCLOSURE STATEMENT, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, OR THE FINANCIAL INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES. ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN, UNLESS SO SPECIFIED. ALTHOUGH THE DEBTOR HAS MADE AN EFFORT TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO AFFECT MATERIALLY THE RECOVERY UNDER THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED TO THE EXTENT CERTAIN EVENTS DO OCCUR.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. PERSONS OR ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING CLAIMS AGAINST THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

I. INTRODUCTION

A. General

HMY RoomStore, Inc. (“RoomStore” or the “Debtor”), a debtor and debtor in possession, and the Official Committee of Unsecured Creditors hereby submit this Disclosure Statement pursuant to section 1125(b) of the Bankruptcy Code and Bankruptcy Rule 3017 in connection with the Joint Plan of Reorganization Proposed by HMY RoomStore, Inc. and the Official Committee of Unsecured Creditors (the “Plan”). A copy of the Plan is attached hereto as Exhibit A. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan, unless otherwise noted. In the event of any inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall govern and such inconsistency shall be resolved in favor of the Plan.

On August 16, 2000, RoomStore, along with its parent Heilig-Meyers Company, Inc. (“HMC”), and certain affiliated entities consisting of Heilig-Meyers Furniture Company (“HMFC”), Heilig-Meyers Furniture West, Inc., HMY Star, Inc., and MacSaver Financial Services, Inc. (collectively, HMC, HMFC, Heilig-Meyers Furniture West, Inc., HMY Star, Inc., and MacSaver Financial Services, Inc., are referred to as the “Affiliated Debtors”), each commenced cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division. Subsequent to the Petition Date, RoomStore and the Debtors operated their businesses as debtors in possession.

The Affiliated Debtors and RoomStore operated two distinct furniture retail formats prior to the Petition Date: (i) “Heilig-Meyers Furniture” (approximately 814 stores and $1.7 billion in net sales for fiscal year 2000), and (ii) “The RoomStore”(approximately 58 stores and $300 million in net sales for fiscal year 2000). By June 2001, all of the Heilig-Meyers Furniture Stores were closed, and only The RoomStore chain continued operating.

On September 16, 2004, the Debtor, the Affiliated Debtors and the Creditors’ Committee filed a proposed joint plan of reorganization (the “Debtors’ Initial Plan”). The Debtors’ Initial Plan contemplated that only the Debtor would emerge as a reorganized business enterprise after consummation of the Debtors’ Initial Plan. On December 21, 2004, the Bankruptcy Court issued its Revised Order and Revised Memorandum Opinion dismissing the preference and fraudulent transfer action that the Affiliated Debtors had filed against certain pre-petition lenders (the “Pre-Petition Lenders”). As a result of that decision and the perceived impact by the market place of the decision on the Debtors’ Initial Plan, the value of the Debtor as a reorganized, going concern entity became threatened. The Debtor, the Affiliated Debtors and the Creditors’ Committee determined that the value of the Debtor as a going concern would be best preserved and maximized for the benefit of the creditors of the Debtor and the Affiliated Debtors by filing and confirming this Plan for the Debtor only.

B. Purpose of Disclosure Statement

The purpose of this Disclosure Statement is to set forth information that: (i) summarizes the Plan and alternatives to the Plan; (ii) advises holders of Claims and Interests of their rights under the Plan; (iii) assists creditors entitled to vote on the Plan in making informed decisions as to whether they should vote to accept or reject the Plan; and (iv) assists the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

This Disclosure Statement describes certain aspects of the Plan, the Debtor’s prior business operations, significant events occurring prior to and during the Chapter 11 Case and certain related matters. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS THERETO IN THEIR ENTIRETY. Attached as Exhibits to this Disclosure Statement are copies of the following documents:

•	the Plan (Exhibit A);

•	the Debtor’s liquidation analysis (Exhibit B); and

•	the Reorganized Debtor’s Projected Financial Information (Exhibit C).

In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that are entitled to vote to accept or reject the Plan.

On                     , 2005, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail adequate to enable holders of Impaired Claim to make an informed judgment about the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

C. Sources of Information

Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtor, its business, properties and the Plan have been prepared from information furnished by the Debtor. Unless provided otherwise, the information contained herein has not been subjected to an audit and is based in part, upon information prepared by parties other than the Debtor and the Creditors’ Committee. Therefore, although the Debtor and the Creditors’ Committee have made every reasonable effort to be accurate in all material matters, the Debtor and the Creditors’ Committee are unable to warrant or represent that all the information contained herein is completely accurate.

Certain of the materials contained in this Disclosure Statement are taken directly from other readily accessible documents or are digests of other documents. While the Debtor and the Creditors’ Committee have made every effort to retain the meaning of such other documents or portions that have been summarized, the Debtor and the Creditors’ Committee urge that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves. In the event of a discrepancy between this Disclosure Statement and the actual terms of a document, the actual terms of such document shall apply.

No statements concerning the Debtor, the value of its properties, or the value of any benefit offered to the holder of a Claim or Interest in connection with the Plan should be relied upon other than as set forth in this Disclosure Statement. In arriving at your decision to vote to accept or reject the Plan, you should not rely on any representation or inducement made to secure your acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be reported to counsel for the Debtor: LeClair Ryan, A Professional Corporation, 707 E. Main Street, Suite 1100, Richmond, VA 23219, Attn: Bruce H. Matson.

D. Voting and Confirmation Procedures

Accompanying the Disclosure Statement are copies of the following documents: (1) the Plan, which is annexed to this Disclosure Statement as Exhibit A; (2) a notice to voting classes; and (3) a Ballot to be executed by holders of Claims in Class 3 for the purpose of soliciting votes on the Plan.

If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, or the procedures for voting on the Plan, please contact the Claims Agent at (646) 282-2500.

1. Who May Vote

Pursuant to the provisions of the Bankruptcy Code, only classes of Claims or Interests that are “impaired” and that are not deemed as a matter of law to have rejected a plan of reorganization under section 1126(g) of the Bankruptcy Code are entitled to vote to accept or reject the Plan. Any class that is “unimpaired” is not entitled to vote to accept or reject a plan of reorganization and is conclusively presumed to have accepted the Plan. As set forth in section 1124 of the Bankruptcy Code, a class is “impaired” if legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified or altered. Classes 3, 4 and 5 are impaired. Class 4, which consists of the Affiliated Debtor Unsecured Claim, is deemed to accept the Plan. Class 5 will receive no distributions under the Plan and, therefore, is deemed to reject the Plan. Therefore, only the holders of Claims in Class 3, who shall receive their Pro Rata share of the Class 3 Shares, shall be entitled to vote for or against confirmation of the Plan in accordance with the provisions hereof.

A Claim must be “allowed” for purposes of voting in order for such creditor to have the right to vote. Generally, for voting purposes a Claim is deemed “allowed” absent an objection to the Claim if (i) a proof of claim was timely filed, or (ii) if no proof of claim was filed, the Claim is identified in the Debtor’s Schedules as other than “disputed,” “contingent,” or “unliquidated,” and an amount of the Claim is specified in the Schedules, in which case the Claim will be deemed allowed for the specified amount. In either case, when an objection to a Claim is filed, the creditor holding the Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or allows the Claim for voting purposes. Accordingly, if you did not receive a Ballot and believe that you are entitled to vote on the Plan, you must file a motion pursuant to Bankruptcy Rule 3018 with the Bankruptcy Court for the temporary allowance of your Claim for voting purposes only by no later than                     ,                  2005, or you will not be entitled to vote to accept or reject the Plan.

THE DEBTOR, THE CREDITORS’ COMMITTEE AND REORGANIZED ROOMSTORE IN ALL EVENTS RESERVE THE RIGHT THROUGH THE CLAIM RECONCILIATION PROCESS TO OBJECT TO OR SEEK TO DISALLOW ANY CLAIM FOR DISTRIBUTION PURPOSES UNDER THE PLAN.

2. Voting Instructions and Voting Deadline

All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement. No votes other than ones using such Ballots will be counted, except to the extent the Bankruptcy Court orders otherwise. The Bankruptcy Court has fixed                     ,                  2005 as the date (the “Voting Record Date”) for the determination of the holders of Claims who are entitled to (a) receive a copy of this Disclosure Statement and all of the related materials and (b) vote to accept or reject the Plan. After carefully reviewing the Plan and this Disclosure Statement, including the annexed exhibits, please indicate your acceptance or rejection of the Plan on the Ballot and return such Ballot in the enclosed envelope by no later than                     ,                  2005 to:

Bankruptcy Services LLC

757 Third Avenue

Third Floor

New York, NY 10017

BALLOTS MUST BE COMPLETED AND RECEIVED NO LATER THAN 5:00 P.M. (EASTERN TIME) ON                     ,                  2005 (THE “VOTING DEADLINE”). ANY BALLOT THAT IS NOT EXECUTED BY A DULY AUTHORIZED PERSON SHALL NOT BE COUNTED. ANY BALLOT THAT IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT THAT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO BE AN ACCEPTANCE. ANY BALLOT THAT IS FAXED SHALL NOT BE COUNTED IN THE VOTING TO ACCEPT OR REJECT THE PLAN, UNLESS THAT BALLOT IS ACCEPTED IN THE DEBTOR’S AND CREDITORS’ COMMITTEE’S DISCRETION.

3. Whom to Contact for More Information.

If you have any questions about the procedure for voting your Claim or the packet of materials you received, please contact the Claims Agent at the address indicated above or by telephone at (646) 282-2500. If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), you can obtain them by contacting counsel to the Debtor or the Claims Agent as indicated above or by downloading such documents from the Bankruptcy Court’s website at www.vaeb.uscourts.gov.

4. Acceptance or Rejection of the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in that class that cast ballots for acceptance or rejection of the plan, without considering the votes of insiders. Assuming that at least one Impaired Class votes to accept the Plan, the Debtor and the Creditors’ Committee will seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, which permits the confirmation of a plan notwithstanding the non-acceptance by one or more Impaired classes of Claims or Interests. Under section 1129(b) of the Bankruptcy Code, a plan may be confirmed if (a) the plan has been accepted by at least one Impaired class of Claims and (b) the Court determines that the plan does not discriminate unfairly and is “fair and equitable” with respect to the non-accepting classes. A more detailed discussion of these requirements is provided in Section VI of this Disclosure Statement.

5. Time and Place for Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing. Pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to commence on                     , 2005 at              (Eastern Standard Time) before the Honorable Douglas O. Tice, Jr. of the United States Bankruptcy Court for the Eastern District of Virginia, 1100 East Main Street, Richmond, Virginia.

6. Objections to the Plan.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be in writing, must comply with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules of this Bankruptcy Court, and must be filed with the United States Bankruptcy Court for the Eastern District of Virginia, 1100 East Main Street, Richmond, Virginia 23219, and served upon the following parties so as to be received no later than                     ,                  2005 at 4:00 p.m. (Eastern Standard Time): (a) LeClair Ryan, a Professional Corporation, Attn: Bruce H. Matson, Esq., 707 East Main Street, Suite 1100, Richmond, Virginia 23219, Bilzin Sumberg Baena Price & Axelrod LLP, Attn: Robert Turken, Esq., First Union Financial Center, 200 South Biscayne Blvd., Suite 2500, Miami, Florida 33131 (counsel for the Debtor); (b) Akin Gump Strauss Hauer & Feld, LLP, Attn: Michael S. Stamer, Esq., 590 Madison Avenue, New York, New York 10022 (counsel for the Creditors’ Committee); (c) Moore & Van Allen, Attn: David Walls, Esq., 100 North Tryon Street, Charlotte, NC 28202-4003, and Kutak Rock LLP, Attn: Kevin Huennekens, Esq., 1111 E. Main Street, Suite 800, Richmond, Virginia 23219 (co-counsel to the Pre-Petition Lenders), and (d) Office of the United States Trustee, Attn: Leander D. Barnhill, Esq., 600 East Main Street, Suite 301, Richmond, Virginia 23219. Any objection which is not in writing or which is not filed and served prior to this deadline will be overruled.

II. OVERVIEW OF THE PLAN

The Plan provides for a fair and equitable distribution to creditors of the Debtor in accordance with the Bankruptcy Code priority scheme, preserves the value of the Debtor’s business as a going concern, and preserves the jobs of employees. The Debtor and the Creditors’ Committee believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, would result in significant delays, litigation and costs, the loss of jobs by the employees and/or impaired recoveries. Moreover, the Debtor and the Creditors’ Committee believe that the Debtor’s creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS THE DEBTOR AND THE CREDITORS’ COMMITTEE URGE YOU TO RETURN YOUR BALLOT “ACCEPTING” THE PLAN.

The Plan contemplates the reorganization and ongoing business operations by the Debtor, and the resolution of the outstanding Claims against and Interests in the Debtor pursuant to sections 1123 and 1129(a) of the Bankruptcy Code. On the Effective Date, all assets held by the Debtor and certain other assets necessary to the operation of its business (but in the name of one of the Affiliated Debtors) will be transferred to Reorganized RoomStore. The Plan classifies all Claims against and Interests in the Debtor into five (5) separate Classes. The Plan generally provides for the distribution of New RoomStore Common Stock to the holders of Unsecured Claims and the Affiliated Debtor Unsecured Claim, subject to dilution by shares of New RoomStore Common Stock issued pursuant to the Management Incentive Program. The Plan provides that Administrative Claims, Priority Tax Claims, DIP Lender Claims, Other Priority Claims and Other Secured Claims will be paid in full or otherwise treated in a manner so that such claims will be unimpaired by the Plan.

The following table summarizes the classification and treatment of pre-petition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail in Section V of this Disclosure Statement. This table is only a summary of the classification and treatment of Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests. Accordingly, this summary is qualified in its entirety by reference to the provisions of the Plan.

SUMMARY OF CLASSIFICATION AND TREATMENT

OF CLAIMS AND INTERESTS UNDER THE PLAN

Class	Description	Class Treatment	Estimated Aggregate Allowed Claims	Estimated Recovery	Status
N/A	Administrative Claims	Payment in full in Cash of any Allowed Administrative Claim (unless otherwise agreed)	$1,268,000	100%	unimpaired; not entitled to vote

N/A	Priority Tax Claims	Payment in full in Cash of any Allowed Priority Tax Claim (unless otherwise agreed)	$20,000	100%	unimpaired; not entitled to vote

N/A	DIP Lender Claims	Except as otherwise provided in the CIT Letter Agreement (and in accordance with the terms of the DIP Credit Agreement), and notwithstanding any provision contained in the Plan to the contrary, the Debtors or the Liquidating Trust, as the case may be, shall, on the Effective Date, or as soon thereafter as is reasonably practicable, pay to the DIP Agent, on behalf of the DIP Lenders, Cash equal to the amount of the Allowed DIP Lender Claim.	$0	100%	unimpaired; not entitled to vote

1	Other Priority Claims	Payment in full in Cash of any Allowed Other Priority Claim (unless otherwise agreed)	$0	100%	unimpaired; not entitled to vote

2	Other Secured Claims	Payment in full in Cash of any Allowed Other Secured Claim (unless otherwise agreed)	$0	100%	unimpaired; not entitled to vote

3	RoomStore Unsecured Claims	Shall receive a Pro Rata distribution of Class 3 Shares	$27,400,000	50.4%	impaired; entitled to vote

4	Affiliated Debtor Unsecured Claim	Shall receive the Affiliated Debtor Shares	$57,900,000	50.4%	impaired; deemed to have accepted the Plan

5	Old Common Stock Interests	No Distribution	N/A	0%	impaired; deemed to have rejected the Plan.

III. GENERAL INFORMATION

A. Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.

The principal objective of a chapter 11 reorganization case is to confirm a plan of reorganization. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, a person acquiring property under the plan, and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan. Certain holders of claims against and interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, Bankruptcy Code section 1125 requires a debtor to prepare a disclosure statement containing adequate information of a kind, in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan.

B. Description and History of Business

The Debtor, a Virginia corporation, is a wholly-owned subsidiary of HMC, an Affiliated Debtor. HMC’s predecessors are numerous Virginia and North Carolina corporations, the first of which was incorporated in 1940, and all of which were merged into HMC, a North Carolina corporation, in March 1970, which in turn was merged into a Virginia corporation in June 1972.

Prior to the Petition Date, HMC was engaged primarily in the retail sale of home furnishings and bedding through two primary operating segments: HMY Furniture and The RoomStore. HMC had been the nation’s largest specialty retailer of home furnishings and related items with 872 stores (as of April 30, 2000) located in 30 states.

The Debtor was formed in 1997 in connection with HMC’s acquisition of The RoomStore, Inc. of Dallas, Texas. In February 1998, the Debtor acquired assets of certain stores of Reliable, Inc. of Columbia, Maryland. The Debtor’s business model consists of offering a wide selection of professionally coordinated home furnishings, bedding and accessories at value-oriented prices, targeted to middle-income customers. The Debtor also relies on offering third party credit to its customers as opposed to the HMY Furniture installment credit program. Because of its distinctive model, the Debtor’s operations were supported and managed independently from the HMY Furniture operations. As of the Petition Date, the Debtor operated 51 retail locations in 5 states, including Texas, Virginia, Oregon, Maryland and Washington.

C. RoomStore

The Debtor, which operates The RoomStore business, will be reorganized and emerge as a going concern. At present, the Debtor is a leading home furnishings and bedding retailer in the United States with net sales of $331 million in the fiscal year ended February 29, 2004 and projected net sales of approximately $333 million for the fiscal year ending February 28, 2005. The Debtor operates, in total, 65 stores (as of January 2005) located on the East coast (Pennsylvania, Maryland, Virginia, North Carolina and South Carolina) and Texas (Dallas, Austin, San Antonio, El Paso, and Houston).

The Debtor’s operations are decentralized into two divisions: (i) RoomStore East (“RSE” - 36 locations including 3 clearance centers; based in Richmond, Virginia), and (ii) RoomStore West (“RSW” - 29 locations including 3 stand-alone and 4 in-store clearance centers; based in Dallas, Texas). Store locations vary in size from 20,000 to 50,000 square feet with the prototype store measuring approximately 35,000 square feet.

The Debtor’s business model is based on the notions of value, fashion and exceptional customer service. The Debtor offers a wide selection of professionally coordinated home furnishings, bedding and accessories at value-oriented prices that are marketed to middle-income customers. In addition, a variety of services are offered such as home delivery and furniture repairs. The Debtor follows a format of offering home furnishings in complete room packages with store layouts, signage and merchandise tags consistently reflecting this approach with an emphasis on the value of the package pricing and fashionable look of the merchandise. The product assortment is principally focused on casual groupings consistent with today’s middle-income lifestyle and quality “look-alike” products with similar fashion appeal and finishes at lower price-points than high-end name brands.

This strategy has been an effective marketing tool among customers attracted not only to the convenience of one-stop shopping for a professionally designed furniture ensemble, but also appeals to the notion of value. Customers purchasing at higher volumes are rewarded with greater discounts from stand-alone list prices, thus providing outstanding value while generating increased average sales dollars per transaction. The Debtor offers financing programs typical for the industry, including its own private label credit card product. The Debtor does not retain any economic interest in the private label accounts as they are owned and serviced by a third party provider. The Debtor’s private label credit card is used in approximately 50% of sales.

Subsequent to the Petition Date, several factors caused the Debtor to experience difficulties and weak financial performance. Foremost, the bankruptcy filing and subsequent liquidation of the HMY Furniture stores created significant strain with vendors. For an extended period, the Debtor could not obtain certain goods timely or at all, resulting in lost sales due to out-of-stock inventory. In addition, distribution and delivery operations at RSE were fundamentally affected by the required closure of certain HMY Furniture facilities. During the Chapter 11 Case, the Debtor has been subject to the economic cycles experienced by the home furnishings industry as a whole, and has been faced with increased competition in all of its markets, but most dramatically in RSW. RSW experienced sales declines during the highly promoted grand opening campaigns of new competitors in certain Texas markets and continues to face aggressive marketing campaigns launched by the newer competition.

Curtis Kimbrell became the Debtor’s President and CEO in May 2001. Mr. Kimbrell has extensive experience in all aspects of the home furnishings industry and has been the key force behind the stabilization of the business and the development of the current business model. The management team has stabilized the finance and administrative functions and have replaced key operational executives since the Petition Date. The change in operational executive management served to accelerate improvements in the RSE operations. The management change in RSW had a more negative impact on the business operations during the transition period as a primary competitor in the Dallas, Texas market hired certain former employees of RSW. Mr. Kimbrell has most recently focused his efforts on the RSW operations to ensure it is properly positioned to compete effectively in its markets.

Notwithstanding the confluence of several major adverse events, the Debtor has continued to generate positive EBITDA in each of the last three years and has now successfully implemented a number of critical operational initiatives that position it for strong growth. Highlights include:

Store Portfolio: On the Petition Date, RoomStore operated 51 stores. Subsequent to the Petition Date, the Debtor closed 8 stores, opened 10 stores in new locations, and opened 12 stores in locations that were formerly operated as HMY Furniture stores. Management has developed strategies to deploy capital spending, which has been restrained during the chapter 11 case, in the most efficient and effective manner. The Debtor has initiated a program to freshen its stores – mostly exteriors, but also interiors – to provide a more attractive selling environment and consolidate disparate store formats. The relocations and remodeling of certain stores have been executed efficiently and resulted in significant increases in sales, thus validating the RoomStore business model. The Debtor has identified several targets for new store locations within its existing markets, stores for remodeling in priority order, and new markets for future expansion.

Vendors: Vendor relations have improved significantly, with no major merchandise issues at present. The Debtor has initiated a vendor chargeback program which has and will continue to improve vendor service levels, customer satisfaction, and consequently future earnings. Additional initiatives include expansion of trade credit terms with the Debtor’s vendors (which will require emergence from bankruptcy) and better pricing to bolster margins. Relations with factors, which provide significant financing to the trade vendors and impact the Debtor’s trade credit terms, have improved but continue to be strained as a result of the Chapter 11 Case.

RSE Distribution: RSE closed an old and inefficient Maryland distribution center and now manages delivery to the Washington, D.C./Baltimore market through a new cross-dock facility in Jessup, Maryland. Management has focused extensively on improving the efficiency and quality of its logistics, with better operating metrics across-the-board that have translated into recent significant improvements to operating expense ratios as well as customer service levels. Key aspects include improved product packaging and delivery and follow-up procedures from container to customer home that have significantly reduced customer returns.

Considerations for the future success are as follows:

•	Strongly Positioned Franchise with a Proven Concept. The RoomStore is a profitable franchise with a proven retailing concept and has demonstrated significant success in the furniture industry during the past 10 years. The retail format of offering home furnishings in complete room packages has been extremely effective among customers attracted not only to the convenience of one-stop shopping for a professionally designed furniture ensemble, but also appeals to the notion of value, as higher volume purchase facilitates greater discounts off of stand-alone list prices and provides the Debtor with increased sales per transaction. The business model is firmly positioned to offer its customers outstanding value, desirable fashion choices and exceptional service.

•	Multiple Expansion Opportunities. The Debtor believes this retailing concept has the potential for success in a broad variety of markets across the United States. Management intends to grow the business by initially opening new stores clustered in selected existing markets and then by expanding into new markets. Management believes that new stores, requiring an average initial investment of $1 million (which includes store upgrades and new store and distribution center inventory required), will provide a payback on the investment within 24 months of operation. The business plan includes sufficient distribution capacity to address the store’s expansion goals.

•	Third-Party Credit (Private Label) Program. The Debtor currently operates under an existing agreement with Household Bank, N.A. that was entered into during a disruptive period in the Chapter 11 Case. As such, management believes there are opportunities to improve the overall effectiveness and profitability of its private label credit program. Key areas to improve include better approval/acceptance rates, lower discount fees, sharing of portfolio yield, and more effective use of customer information in marketing programs.

•	Vendor Relations. The Debtor has experienced approximately 200 basis points to 300 basis points of gross margin deterioration, while operating in chapter 11. Management believes that upon emergence from chapter 11, opportunities for improved business terms with existing vendors will become available and merchandise sourcing opportunities will be expanded, particularly with respect to imported goods.

•	Bankruptcy Impact. The Debtor believes that it will be able to realize significant benefits from an enhanced credit profile after emerging from chapter 11. Such benefits include but are not limited to improved vendor support and credit terms, better leverage in lease negotiations for new and existing locations, lower insurance costs, reduced cash collateral requirements (letters-of-credit, lease deposits, etc.), and improved ability to recruit and retain employees.

•	Realization of Cost Economies. Opportunities to leverage store operating costs, distribution expense, and corporate overhead will be realized as the Debtor expands its store base and continues to grow sales in existing stores (comparable stores).

•	Experienced Management Team. The Debtor has a well-seasoned management team with more than 77 years in the furniture retailing business among its top five executives. The Debtor also has key personnel with vast experience in critical areas of the Debtor’s operations including merchandising, advertising, distribution, finance and store management. The Debtor has a performance based management incentive program in place to ensure the continued involvement of management and other employees throughout the organization who are critical to the future success of the Debtor.

For the fiscal year ended February 29, 2004, EBITDA was $5.6 million on net sales of $331 million. For the fiscal year ending February 28, 2005, the Debtor’s business plan reflects an EBITDA target of approximately $3.6 million on $333 million of net sales. Based upon the successful implementation of business objectives as described in Exhibit C, the Debtor projects sales to increase to approximately $525 million and EBITDA to increase to approximately $19.0 million for its projected 2009 fiscal year.

Notwithstanding the Debtor’s performance and optimistic prospects, the combination of the Bankruptcy Court’s dismissal of the Lender Avoidance Action (discussed below), and the impact perceived by the marketplace of the Bankruptcy Court’s dismissal of the Lender Avoidance Action on the Debtors’ Initial Plan, are the principal reasons that the Debtor and the Creditors’ Committee have propounded this separate Plan for the Debtor.

D. Post-Petition Corporate Governance

1. Board of Directors

The board of directors of the Debtor has five (5) members. The Debtor’s directors were appointed by HMC. The following table sets forth information concerning members of the Debtor’s board of directors.

Director	Age
L. Douglas Wilder	74
Beverly E. Dalton	56
Donald S. Shaffer	62
Curtis C. Kimbrell	58
Ronald L. Barden	41

2. Senior Management

The members of the Debtor’s senior management team are as follows:

Curtis C. Kimbrell, III, President and CEO. Mr. Kimbrell (Age 58) has served as President and CEO of the Debtor since 2001 and brings over 30 years of experience in the furniture industry to the position. Prior to becoming President and CEO of the Debtor, Mr. Kimbrell held an array of management positions with HMC beginning as a regional supervisor for eight stores in the Richmond, VA area in 1991, and ending as Executive Vice President of Merchandising. Mr. Kimbrell obtained his B.S. in Economics from Clemson University and his M.B.A. from Furman University.

Lewis M. Brubaker, Jr., Senior Vice President and CFO. Mr. Brubaker (Age 46) has served as Chief Financial Officer of the Debtor since 2002. Prior to becoming Senior Vice President and Chief Financial Officer of the Debtor, Mr. Brubaker served as Assistant Controller for Subsidiary Operations at HMC, overseeing the accounting and financial reporting for various operating divisions and subsidiaries of HMC, including the Debtor. In 2001, he was named as Vice President and Controller of HMY RoomStore, Inc. Mr. Brubaker was promoted to Vice President and CFO in 2002, and promoted to Senior Vice President in 2004. Mr. Brubaker obtained his B.S. in Accounting from Virginia Tech.

Brian D. Bertonneau, Senior Vice President, General Counsel and Secretary. Mr. Bertonneau (Age 43) has served as Senior Vice President, General Counsel and Secretary since 2004. Prior to becoming Senior Vice President, General Counsel and Secretary, Mr. Bertonneau worked for HMC in the law department where he focused on litigation management, claims resolution and employment law, and in early 2001, became the acting Risk Manager and the acting Corporate Secretary. Mr. Bertonneau also manages the Debtor’s real estate portfolio and assists with strategic planning, store appearance and other special projects. Mr. Bertonneau obtained his B.A. in International Relations from Brigham Young University and his J.D. from the University of California (Hastings College in San Francisco).

John M. Hamilton, Vice President – Human Resources. Mr. Hamilton (Age 54) has served as Vice President – Human Resources since 2003. Prior to becoming Vice President – Human Resources, Mr. Hamilton served in various management related positions with HMC commencing in 1972 as a credit manager for a single store, until his departure in 2001 as Senior Vice President of Operations. Mr. Hamilton joined RoomStore in 2003. Mr. Hamilton obtained his B.S. in Business Administration from East Carolina University.

Ned D. Crosby, Chief Operations Officer for RSE. Mr. Crosby (Age 47) has served as Chief Operations Officer for RSE since 2004. Mr. Crosby joined the Debtor in 2002 as Vice President of Operations for RSE and was responsible for store, distribution and delivery operations for all stores and warehouses in RoomStore East. Prior to joining the Debtor, Mr. Crosby served as Vice President of Operations at MuseumCompany.com, Chief Administrative Officer for This End Up Furniture, and in consulting positions with Gemini and KMPG. Mr. Crosby began his working career with IBM where he spent twelve years in sales, marketing and systems training (1979 to 1991). Mr. Crosby obtained his B.S. in Business Administration from the University of Richmond.

John G. Brooks, Vice President of Operations for RoomStore West. Mr. Brooks (Age 48) has served as Vice President of Operations for RSW since 2002. Mr. Brooks joined the

Debtor in 1996 as General Manager of Operations and is responsible for store, distribution and delivery operations. Prior to coming to the RoomStore, Mr. Brooks spent nineteen years in the medical-surgical distribution industry. For seventeen of those years, he was a Sales Manager for Durr Medical.

Jeremy B. Satterfield, Vice President and Controller for RoomStore West. Mr. Satterfield (Age 39) has served as Vice President and Controller for RSW since 2002. Mr. Satterfield joined RSW in 1992 and re-joined RSW in 1997 as Controller following 2 years in a private accounting practice. Mr. Satterfield has over 14 years of experience in the retail furniture industry, working for RB Furniture and RoomStore. Mr. Satterfield has a B.A. in Economics from Hendrix College and is a CPA.

IV. EVENTS DURING THE DEBTOR’S CHAPTER 11 CASE

On August 16, 2000, the Debtor and each of the Affiliated Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. By order entered August 17, 2000 by the Bankruptcy Court, the chapter 11 cases of the Debtor and each of the Affiliated Debtors have been jointly administered for procedural purposes only. The Debtor and Affiliated Debtors continue to operate their businesses and manage their properties and assets as debtors in possession. Described below are certain of the important events that have occurred to date during the pendency of the jointly administered chapter 11 cases.

A. Committees

1. Appointment of Creditors’ Committee

On August 17, 2000, the Office of the United States Trustee for the Eastern District of Virginia appointed the Creditors’ Committee. The composition of the Creditors’ Committee was amended on October 31, 2000 and subsequently, two members of the Creditors’ Committee resigned. The Creditors’ Committee currently consists of the following members: Wells Fargo Bank Minnesota, N.A.; EULER American Credit Indemnity Company; Klaussner Furniture Ind., Inc.; Action-Lane Industries; and Kroehler Furniture/CIT Group.

2. Appointment and Disbanding of Equity Committee

On September 7, 2000, the Office of the United States Trustee for the Eastern District of Virginia appointed the Committee of Equity Security Holders (the “Equity Committee”). The members of the Equity Committee were as follows: Dimensional Fund Advisors; Warren S. Teitelbaum; Lee Krumbein; B&C Investments, Inc.; and Norwick Partners. The Equity Committee was disbanded pursuant to the Notice of Disbandment of Equity Security Holders Committee, filed by the United States Trustee for Region IV with the Bankruptcy Court on January 24, 2001.

B. Business Stabilization

1. Filing and First Day Orders

The Bankruptcy Court approved certain orders designed to minimize the disruption of the Debtor’s and Affiliated Debtors’ business operations and to facilitate their reorganization. Certain of the orders were entered on an interim basis, all of which were entered as final relief at a later date.

Case Administration Orders. These orders: (i) authorized joint administration of the chapter 11 cases; (ii) established procedures for interim compensation and reimbursement of expenses of professionals; (iii) granted the Debtor’s and Affiliated Debtors’ an extension of time to file their lists, schedules and statements; and (iv) authorized certain notice procedures.

Payments on Account of Certain Pre-Petition Claims. The Bankruptcy Court authorized the payment of certain pre-petition: (i) wages, salaries, compensation, employee benefits and reimbursable employee expenses; and (ii) sales, use and other trust fund taxes. The Bankruptcy Court also authorized the Debtor’s and Affiliated Debtors’ to: (i) pay obligations to vendors arising from the post-petition delivery of merchandise ordered pre-petition, to pay pre-petition obligations to common carriers of the Debtor’s and Affiliated Debtors’ merchandise, and to pay pre-petition customs duties and pre-petition customs broker charges; and (ii) honor certain pre-petition customer obligations and to continue customer service programs and policies.

Business Operations. The Bankruptcy Court authorized the Debtor and Affiliated Debtors to: (i) continue their workers’ compensation program and liability and property insurance policies, and pay premiums in respect of such programs and policies; (ii) maintain existing bank accounts and continue their use of existing business forms; and (iii) maintain their consolidated cash management system. The Bankruptcy Court also approved the Debtor’s and Affiliated Debtor’s: (i) motion to approve investment guidelines; (ii) motion to deem utility companies adequately assured of future performance and to establish procedures for determining requests for additional adequate assurance; and (iii) motion to sell, on an interim basis, for sixty days, revolving credit receivables originated post-petition.

Rejection Motions. The Bankruptcy Court authorized the rejection of: (i) certain nonresidential real property leases closed by the Debtor or Affiliated Debtors prior to the Petition Date and establishment of procedures related thereto; and (ii) that certain Amended and Restated Master Pooling and Servicing Agreement by and among MacSaver, Heilig-Meyers and First Union National Bank.

2. Debtor in Possession Financing

Pursuant to the Orders Authorizing the Debtors to Obtain Interim and Final Post-Petition Secured Financing With Priority Order All Other Indebtedness entered August 16, 2000 and September 27, 2000, the Debtors obtained a post-petition debtor-in-possession credit facility from Fleet Bank (the “Fleet DIP Loan”). Subsequently, the Debtors replaced the Fleet DIP Loan with a DIP credit facility issued by CIT, as DIP Agent.

On July 26, 2001, the Court entered an order authorizing a replacement debtor-in-possession financing from CIT pursuant to the DIP Loan Agreement. The initial term of the DIP Loan Agreement was one year with an optional six-month extension. The Debtors opted to extend the financing, which expired on January 31, 2003. Pursuant to an order dated February 4, 2003, the Court approved a first amendment to the DIP Loan Agreement, which expired on October 31, 2003. This same order further authorized the Debtors to enter into a second amendment providing for an additional three months of financing (the “Second Amendment”). The Debtors elected to extend the financing by executing the Second Amendment, thereby extending the expiration date until January 31, 2004.

Pursuant to an order dated January 29, 2004, the Debtors entered into a third amendment providing for an additional financing from CIT, which was to have expired on October 31, 2004 (the “Third Amendment”). The Debtors obtained a further extension of the DIP Credit Agreement through June 30, 2005 pursuant to a fourth amendment to the DIP Loan Agreement (the “Fourth Amendment”), which Fourth Amendment was approved by order entered November 1, 2004. Under the Fourth Amendment, the Debtor has the option to automatically extend the maturity date to September 30, 2005. To the date of the filing of this Disclosure Statement, the Debtors have not requested any advances of revolving credit loans under the DIP Credit Agreement, however, the Debtor has utilized letters of credit against the line of credit provided pursuant to the DIP Credit Agreement.

Although the Debtor does not expect CIT to have any Administrative Claims, the Debtors will execute the CIT Letter Agreement, with the consent of the Creditors’ Committee, to be included in the Plan Supplement that will address any CIT Claims.

3. Assumption and Rejection of Unexpired Leases

By order of the Bankruptcy Court dated December 14, 2000, the initial time within which the Debtor and Affiliated Debtors were required to assume or reject non-residential real estate leases was extended to February 9, 2001. At the request of the Debtor and Affiliated Debtors and for good cause shown, the Bankruptcy Court has further extended this deadline through and including the Confirmation Date. Throughout this period the Debtor has assumed certain leases for future use. The Debtor and the Affiliated Debtors have also rejected many of their former leases. The Debtor is finalizing its analysis of appropriateness and profitability of all remaining unexpired leases and executory contracts and will make determinations regarding the assumption or rejection of such obligations on or before Confirmation, reserving its right, however, to modify such determinations through and until the Effective Date.

C. Professional Retentions

1. The Debtor and Affiliated Debtors

The Debtor and the Affiliated Debtors employed Willkie Farr & Gallagher, as bankruptcy counsel; McGuire Woods, as special bankruptcy and corporate counsel; FTI/Policano & Manzo, LLC as restructuring advisors; and Deloitte & Touche, as reorganization accountants. The Debtor and Affiliated Debtors currently employ LeClair Ryan, as bankruptcy counsel, Bilzin Sumberg Baena Price & Axelrod, LLP, as special litigation counsel, and Capstone Corporate Recovery, LLC (“Capstone”) as financial advisor.

2. Creditors’ Committee

The Creditors’ Committee employed Akin Gump Strauss Hauer & Feld, LLP as bankruptcy counsel; Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as financial advisors; and BDO Seidman, LLP as reorganization accountants.

3. Equity Committee

The Equity Committee employed Hunton & Williams as bankruptcy counsel and Navigant/Penta as financial advisors. The Equity Committee was disbanded pursuant to the Notice of Disbandment of Equity Security Holders Committee, filed by the United States Trustee for Region IV with the Bankruptcy Court on January 24, 2001.

D. Claims Issues

1. Pre-Petition Claim Bar Date Order

On May 30, 2001, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing July 16, 2001 as the general deadline for filing proofs of claim on account of claims arising prior to the Petition Date against the Debtor and the Affiliated Debtors (the “Bar Date”). Pursuant to the Bar Date Order, which also approved the form and manner of providing notice of the Bar Date, the Debtor and the Affiliated Debtors, with the assistance of their claims agent, were responsible for ensuring that the claim forms and other notices were mailed out to all known potential claimants in a timely fashion. The Debtor and the Affiliated Debtors also caused the notice of the Bar Date to be published in: (a) the national editions of (i) The New York Times, (ii) The Wall Street Journal, (iii) The Richmond Times Dispatch, (iv) The Dallas Morning News, (v) The Chicago Tribune; and (b) other publications, including (i) Home Furnishings News, and Furniture Today, as directed by the Bankruptcy Court.

2. Initial Administrative Claim Bar Date Order

On June 23, 2003, the Bankruptcy Court entered an order (the “Initial Administrative Bar Date Order”) establishing August 29, 2003 as the general deadline for filing proofs of claim on account of administrative claims against the Debtor and the Affiliated Debtors incurred through and including August 29, 2003 (the “Initial Administrative Bar Date”). Pursuant to the Initial Administrative Bar Date Order, which also approved the form and manner of providing notice of the Initial Administrative Bar Date, the Debtor and the Affiliated Debtors, with the assistance of their claims agent, were responsible for ensuring that the claim forms and other notices were mailed out to all known potential claimants in a timely fashion. The Debtor and the Affiliated Debtors also caused the notice of the Initial Administrative Bar Date to be published in Furniture Today, as directed by the Bankruptcy Court.

3. Analysis and Objections to Claims

Approximately 1,100 proofs of claim were filed against the Debtor on or before the Bar Date. The Debtor is reviewing these Claims to estimate the aggregate Allowed amount of such claims and the probable amount of distributions to be made under the Plan. The Debtor and Affiliated Debtors have filed numerous objections to various claims, including, but not limited to, Administrative Claims, Priority Claims, Other Secured Claims and Unsecured Claims. The Debtor will reserve all rights to object to all claims after the Effective Date of the Plan through the Claims Objection Deadline and reserve all defenses, counterclaims, and rights of setoff or recoupment to such claims.

E. Post-Petition Litigation

1. Litigation Involving the Debtor; Collateral Cap

On September 20, 2004, the Debtor and the Affiliated Debtors filed an action against the Pre-Petition Lenders seeking to determine the extent of the Pre-Petition Lenders’ potential security interests in the Debtors’ assets and proceeds from the liquidation of those assets. The Debtor, the Affiliated Debtors and the Creditors’ Committee believe that (i) the maximum amount of the Pre-Petition Lenders’ security interests in the Debtor’s and Affiliated Debtors’ assets and proceeds therefrom is $128.5 million, regardless of the outcome of the Lender Avoidance Action (discussed below), and (ii) since the Petition Date, the Pre-Petition Lenders have received in excess of approximately $137 million in cash, in addition to other transfers and, therefore, any claim held by the Pre-Petition Lenders that was secured by their security interests has been paid in full.

2. Other Litigation

Since the Petition Date, substantial effort and resources in the procedurally consolidated cases have been directed towards certain post-petition litigations. Principal among these litigations has been the adversary proceeding by the Debtors to recover certain pre-petition transfers of cash, liens and security interests to the Pre-Petition Lenders (the “Lender Avoidance Action”).

On December 15, 2004, the Bankruptcy Court issued its Revised Order and Revised Memorandum Opinion dismissing all of the claims asserted by the Debtors against the Pre-Petition Lenders in the Lender Avoidance Action. The Debtor and the Affiliated Debtors have appealed the Bankruptcy Court’s decision, and the Debtor, the Affiliated Debtors and the Creditors’ Committee believe the appeal is meritorious. Nevertheless, the combination of the Bankruptcy Court’s dismissal of the Lender Avoidance Action, and the impact perceived by the marketplace of the Bankruptcy Court’s decision on the Debtors’ Initial Plan, are the principal reasons that the Debtors and the Creditors’ Committee have propounded this separate Plan for the Debtor.

F. Intercompany Settlement

In connection with the emergence of the Debtor as a separate operating entity, (a) certain assets used by the Debtor in its operations (whether pre-petition or post-petition), but reflected as owned by one of the Affiliated Debtors (the “Miscellaneous RoomStore Assets”), shall be legally transferred to Reorganized RoomStore, and (b) certain liabilities associated with the Miscellaneous RoomStore Assets (the “Miscellaneous RoomStore Assumed Liabilities”) shall be assumed by the Debtor. The transfer and conveyance shall be accomplished through a settlement and compromise (“Settlement Agreement”), pursuant to section 1123(b) of the Bankruptcy Code and Rule 9019 of Bankruptcy Rules to be approved by the entry of the Confirmation Order. The Settlement Agreement, a copy of which shall be filed as part of the Plan Supplement, shall include an itemization of the Miscellaneous RoomStore Assets.

The Plan provides that the Affiliated Debtors shall sell, transfer, convey and assign to Reorganized RoomStore all of the Miscellaneous RoomStore Assets, and the Debtor shall assume the Miscellaneous RoomStore Assumed Liabilities, in exchange for (i) the full satisfaction of all amounts owed by the Affiliated Debtors to the Debtor for the unreimbursed, post-petition funding of a substantial portion of the Affiliated Debtors’ administration costs during the bankruptcy cases (the “Affiliated Debtors’ RS Obligations”); and (ii) the Contingent Funding Commitment discussed below; provided, however, (x) the Affiliated Debtors shall retain all of their Unsecured Claims against the Debtor, (y) none of the Affiliated Debtors shall have any Allowed Administrative Claim in connection with the sale and transfer of the Miscellaneous RoomStore Assets, and (z) until the Effective Date, the Debtor and the Affiliated Debtors shall continue their existing consolidated cash management system and any amounts due to or from the Debtor resulting from such system shall be fully and finally resolved as of the Effective Date pursuant to the terms and conditions of the Settlement Agreement.

The terms and conditions of the settlement and compromise were reached after arm’s-length settlement discussions and negotiations between representatives of the Debtor and the Affiliated Debtors and are memorialized in the Settlement Agreement, a copy of which shall be filed as part of the Plan Supplement. Reorganized RoomStore believes that the net value of the Miscellaneous RoomStore Assets and the Miscellaneous RoomStore Assumed Liabilities is approximately equal to the amounts comprising the Affiliated Debtors’ RS Obligations and the Contingent Funding Commitment, and that the exchange is fair and equitable.

As explained above, as part of the consideration for the settlement and compromise, on the Effective Date, Reorganized RoomStore shall deliver to the Affiliated Debtors a written commitment to provide funding of up to $2 million, in the aggregate, to pay for any of the costs of administration of the bankruptcy cases of the Affiliated Debtors (the “Contingent Funding Commitment”). Notwithstanding the foregoing, the Contingent Funding Commitment (or any unused portion thereof) shall expire and be forever unenforceable (i) if not called upon prior to the third anniversary of the Effective Date unless otherwise extended and/or terminated by any of the Affiliated Debtors, in its sole discretion, or (ii) in the event the Affiliated Debtors have available cash of at least $3,500,000 on the effective date of a plan of reorganization following establishment of reserves for all Claims entitled to priority under section 507 of the Bankruptcy Code.

G. Post-Effective Date Financing

Reorganized RoomStore anticipates entering into the New Credit Facility in order to obtain funds necessary to, among other things, (i) further enable the Debtor to satisfy its funding obligations under the Plan and (ii) conduct Reorganized RoomStore’s business operations. The Debtor shall file with the Bankruptcy Court documents evidencing the New Credit Facility, or commitment letters with respect thereto, on or prior to the date of the commencement of the Confirmation Hearing. In the Confirmation Order, the Bankruptcy Court shall approve the New Credit Facility in substantially the form filed with the Bankruptcy Court and authorize Reorganized RoomStore to execute the same together with such other documents as the New Credit Facility lenders may reasonably require in connection with establishment of the New Credit Facility.

V. SUMMARY OF JOINT PLAN OF REORGANIZATION

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, TO OTHER EXHIBITS ATTACHED HERETO, AND TO THE PLAN SUPPLEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR, AND OTHER PARTIES IN INTEREST.

The Plan provides that on the Effective Date, Reorganized RoomStore shall issue 9,835,000 shares of New RoomStore Common Stock to the Unsecured Claims Reserve for the benefit of the holders of Allowed Unsecured Claims and the Affiliated Debtor Claim. Such shares of New RoomStore Common Stock shall represent 100% of the shares of New RoomStore Common Stock issued and outstanding on the Effective Date, subject to dilution by shares of New RoomStore Common Stock issued pursuant to the Management Incentive Program, and shall be distributed from the Unsecured Claims Reserve in accordance with the terms of the Plan.

A. Classification and Treatment of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtor. A Claim or Interest is placed in a particular Class for purposes of voting on the Plan and for receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. Pursuant to Article 4.7 of the Plan, the Debtor or the Creditors’ Committee may ask the Bankruptcy Court to estimate certain Disputed Claims. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and DIP Lender Claims have not been classified, and their treatment is summarized below and set forth in Article II of the Plan.

Class	Designation	Impairment	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (deemed to accept)
2	Other Secured Claims	Unimpaired	No (deemed to accept)
3	Unsecured Claims	Impaired	Yes
4	Affiliated Debtor Unsecured Claim	Impaired	Yes (deemed to accept)
5	Old Common Stock Interests	Impaired	No (deemed to reject)

1. Treatment of Unclassified Claims

Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and DIP Lender Claims against the Debtor are not classified for purposes of voting on, or receiving Distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with Article II of the Plan and in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code.

(a) Administrative Claims. Administrative Claims are Claims for costs and expenses of administration allowed under Bankruptcy Code sections 503(b), 507(b) or 1114(e)(2), including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the Debtor’s business, such as wages, salaries, commissions for services, and payments for inventories, leased equipment and premises, post-petition real and personal ad valorem taxes and post-petition financing expenses (other than DIP Lender Claims); (b) Professional Claims; (c) all fees and charges assessed against the Debtor under chapter 123 of title 28, United States Code, 28 U.S.C, §§ 1911-1930; (d) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code; and (e) Claims for substantial contribution pursuant to section 503(b)(3)(B) of the Bankruptcy Code as approved by the Bankruptcy Court. The Debtor estimates that total Allowed Administrative Claims, exclusive of Professional Claims, will be approximately $1.268 million.

Except to the extent that a holder of an Allowed Administrative Claim agrees to different treatment, the Debtor or Reorganized RoomStore, as the case may be, shall pay to each holder of an Allowed Administrative Claim, Cash in an amount equal to such Allowed Administrative Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date or (ii) the first Periodic Distribution Date occurring after the later of (x) the date a Disputed Administrative Claim becomes an Allowed Administrative Claim or (y) the date a Disputed Administrative Claim becomes payable pursuant to any agreement between Reorganized RoomStore and the holder of such Disputed Administrative Claim; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid by the Debtor or Reorganized RoomStore in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

On the Effective Date, Reorganized RoomStore shall apply Cash to establish the Administrative Claims Reserve. The Administrative Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of the Plan) with respect to each of the Disputed Administrative Claims, if any. From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Administrative Claims Reserve in accordance with the terms and subject to the conditions set forth in the Plan.

Any Cash held in the Administrative Claims Reserve with respect to any Disputed Administrative Claim that shall become an Allowed Administrative Claim, after the payment or other discharge and satisfaction of any such Allowed Administrative Claim (or any Cash held in the Administrative Claims Reserve with respect to any Disputed Administrative Claim that shall become a Disallowed Administrative Claim), shall revest with Reorganized RoomStore and thereafter shall be administered in accordance with the terms and subject to the conditions set forth in the Plan.

(b) Priority Tax Claims. Priority Tax Claims are Claims of governmental units for taxes entitled to priority in payment under Bankruptcy Code sections 502(i) and 507(a)(8). The estimates that the total amount of Allowed Priority Tax Claims will be $20,000.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtor, with the consent of the Creditors’ Committee or Reorganized RoomStore, as the case may be, (i) deferred, periodic Cash payments made quarterly on the first Business Day of the first month following the Effective Date that is at least ninety (90) days subsequent to the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Priority Tax Claim is based, totaling the principal amount of such Priority Tax Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety-day United States treasuries on the Effective Date, (ii) such other treatment agreed to by the Claimholder and Reorganized RoomStore, or (iii) payment in full in Cash.

On the Effective Date, Reorganized RoomStore shall apply Cash to establish the Priority Tax Claim Reserve. The Priority Tax Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of the Plan) with respect to each of the Disputed Priority Tax Claims, if any. From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Priority Tax Claims Reserve in accordance with the terms and subject to the conditions set forth in the Plan.

Any Cash held in the Priority Tax Claims Reserve with respect to any Disputed Priority Tax Claim that shall become an Allowed Priority Tax Claim, after the payment or other discharge and satisfaction of any such Allowed Administrative Claim (or any Cash held in the Priority Tax Claim Reserve with respect to any Disputed Priority Tax Claim that shall become a Disallowed Priority Tax Claim), shall revest with Reorganized RoomStore and thereafter shall be administered in accordance with the terms and subject to the conditions set forth in the Plan.

(c) DIP Lender Claims. DIP Lender Claims are superpriority administrative Claims of the DIP Lenders under the DIP Credit Agreement or the Final DIP Order, including, to the fullest extent, all Claims arising from or related to the Secured Obligations (as defined in the DIP Credit Agreement).

Except as otherwise provided in the CIT Letter Agreement (and in accordance with the terms of the DIP Credit Agreement), and notwithstanding any provision contained in the Plan to the contrary, the Debtor shall, on the Effective Date, or as soon thereafter as is reasonably practicable, pay to the DIP Agent, on behalf of the DIP Lenders, Cash equal to the amount of the DIP Lender Claims, subject to the right of Reorganized RoomStore or the Creditors’ Committee to dispute the amount of the DIP Lender Claims. If any dispute arises under any amounts claimed under the DIP Credit Agreement or CIT Letter Agreement, the Bankruptcy Court shall retain jurisdiction to hear such disputes.

2. Treatment of Classified Claims

(a) Class 1 – Other Priority Claims. Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, the Debtor or Reorganized RoomStore, as the case may be, shall pay to each holder of an Allowed Other Priority Claim, Cash in an amount equal to such Allowed Other Priority Claim on the later of (i) the Effective Date and (ii) the first Periodic Distribution Date occurring after the later of (x) the date a Disputed Other Priority Claim becomes an Allowed Other Priority Claim or (y) the date a Disputed Other Priority Claim becomes payable pursuant to any agreement between Reorganized RoomStore and the holder of such Other Priority Claim.

On the Effective Date, Reorganized RoomStore shall apply Cash to establish the Other Priority Claims Reserve. The Other Priority Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of the Plan) with respect to each of the Disputed Other Priority Claims, if any. From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Other Priority Claims Reserve in accordance with the terms and subject to the conditions set forth in the Plan.

Any Cash held in the Other Priority Claims Reserve with respect to any Disputed Other Priority Claim that shall become an Allowed Other Priority Claim, after the payment or other discharge and satisfaction of any such Allowed Other Priority Claim (or any Cash held in the Other Priority Claims Reserve with respect to any Disputed Other Priority Claim that shall become a Disallowed Other Priority Claim), shall revest in Reorganized RoomStore and thereafter shall be administered in accordance with the terms and subject to the conditions set forth in the Plan.

Voting: Class 1 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Priority Claim in Class 1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Class 2 – Other Secured Claims. Except to the extent that the holder of an Allowed Other Secured Claim agrees to different treatment, the Debtor or Reorganized RoomStore, as the case may be, shall pay to each holder of an Allowed Other Secured Claim, Cash in an amount equal to such Allowed Other Secured Claim on the later of (i) the Effective Date and (ii) first Periodic Distribution Date occurring after the later of (x) the date a Disputed Other Secured Claim becomes an Allowed Other Secured Claim or (y) the date a Disputed Other Secured Claim becomes payable pursuant to any agreement between Reorganized RoomStore and the holder of such Other Secured Claim.

On the Effective Date, Reorganized RoomStore shall use Cash to establish the Other Secured Claims Reserve. The Other Secured Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of the Plan) with respect to each of the Disputed Other Secured Claims, if any. From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Other Secured Claims Reserve in accordance with the terms and subject to the conditions set forth in the Plan.

Any Cash held in the Other Secured Claims Reserve with respect to any Disputed Other Secured Claim that shall become an Allowed Other Secured Claim, after the payment or other discharge and satisfaction of any such Allowed Other Secured Claim (or any Cash held in the Other Secured Claims Reserve with respect to any Disputed Other Secured Claim that shall become a Disallowed Other Secured Claim), shall revest in Reorganized RoomStore and thereafter shall be administered in accordance with the terms and subject to the conditions set forth in the Plan.

Voting: Class 2 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Priority Claim in Class 2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(c) Class 3 – Unsecured Claims. Holders of Allowed Unsecured Claims shall receive their Pro Rata share of the Class 3 Shares in full and complete satisfaction of their Allowed Unsecured Claims. On the Effective Date, the Debtor or Reorganized RoomStore shall fund the Unsecured Claims Reserve with shares of New RoomStore Common Stock sufficient to make distributions in respect of (a) all Allowed Unsecured Claims, (b) the Affiliated Debtor Claim and (c) all Disputed Unsecured Claims to the extent such Disputed

Unsecured Claims were to become Allowed Unsecured Claims (subject to reduction to the extent any Disputed Unsecured Claims are estimated or disallowed in accordance with the terms of the Plan). From and after the Effective Date, Reorganized RoomStore shall maintain and distribute the Class 3 Shares in accordance with the terms and subject to the conditions set forth in the Plan, provided that in no event shall any of the Class 3 Shares be distributed to any holder of an Allowed Unsecured Claim prior to the Initial Common Stock Distribution Date. The Class 3 Shares shall be subject to dilution by the shares of New RoomStore Common stock issued pursuant to or on account of the Management Incentive Program.

With respect to all Allowed Unsecured Claims on the Initial Common Stock Distribution Date and, with respect to all Disputed Unsecured Claims that shall become Allowed Unsecured Claims, on the first Quarterly Distribution Date occurring thereafter, such Claimholder shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Unsecured Claim, a Distribution of such Claimholder’s Pro Rata share of the Class 3 Shares held in the Unsecured Claims Reserve.

Any shares of New RoomStore Common Stock held in the Unsecured Claims Reserve with respect to any Disputed Unsecured Claim that shall become an Allowed Unsecured Claim, after the payment or other discharge and satisfaction of any such Allowed Unsecured Claim (or any shares of New RoomStore Common Stock held in the Unsecured Claims Reserve with respect to any Disputed Unsecured Claim that shall become a Disallowed Unsecured Claim), shall be distributed Pro Rata to the holders of Allowed Unsecured Claims and HMC as the holder of the Affiliated Debtor Unsecured Claim.

Voting: Class 3 is Impaired by the Plan. Each holder of an Allowed Unsecured Claim in Class 3 is entitled to vote to accept or reject the Plan.

(d) Class 4 – Affiliated Debtor Unsecured Claim. HMC shall receive on the Initial Common Stock Distribution Date the Affiliated Debtor Shares in full and complete satisfaction of the Affiliated Debtor Unsecured Claim. The Affiliated Debtor Shares shall be subject to dilution by the shares of New RoomStore Common Stock issued pursuant to or on account of the Management Incentive Program.

Any shares of New RoomStore Common Stock held in the Unsecured Claims Reserve with respect to any Disputed Unsecured Claim that shall become a Disallowed Unsecured Claim, shall be distributed Pro Rata to the holders of Allowed Unsecured Claims and HMC, as the holder of the Affiliated Debtor Unsecured Claim.

Voting: Class 4 is Impaired by the Plan. HMC, as the holder of the Affiliated Debtor Unsecured Claim, is entitled to vote to accept or reject the Plan. The vote of Class 4 will be deemed to be a vote in favor of the Plan

(e) Class 5 – Interests (Old Common Stock Interests). Old Common Stock Interests shall be cancelled, released, and extinguished and holders of such Interests will not receive any distributions under the Plan. Holders of Old Common Stock Interests shall receive no Distribution under the Plan.

Voting: Class 5 is Impaired by the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, holders of Old Common Stock Interests are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

3. Reservation of Rights

Except as otherwise explicitly provided in the Plan, nothing will affect the rights and defenses, both legal and equitable, of the Debtor or Reorganized RoomStore with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment of Unimpaired Claims.

4. Estimation of Claims

At any time, the Debtor, the Creditors’ Committee or Reorganized RoomStore may request that the Bankruptcy Court estimate any contingent or unliquidated Claim to the extent permitted by Bankruptcy Code section 502(c), regardless of whether any party shall have previously objected to such Claim or whether the Bankruptcy Court shall have ruled on any such objection, and the Bankruptcy Court shall have jurisdiction to estimate any Claim at any time during litigation concerning any objection to such Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the allowed amount of such Claim or a maximum limitation on the Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Claim, the Debtor, the Creditors’ Committee or Reorganized RoomStore, as applicable, may elect to pursue supplemental proceedings to object to the ultimate allowance of the Claim. All of the foregoing Claims objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

B. Means for Implementation of the Plan

1. Transfer of Miscellaneous Assets

In connection with the emergence of Reorganized RoomStore as a separate operating entity from the Affiliated Debtors, certain assets used by the Debtor in the operation of its business (whether pre-petition or post-petition) but reflected as owned by one of the Affiliated Debtors (the “Miscellaneous RoomStore Assets”) shall be transferred formally to Reorganized RoomStore by the applicable Affiliated Debtors free and clear of all liens, claims, encumbrances, interests and defenses. In consideration for the transfer and conveyance of the Miscellaneous RoomStore Assets, the Debtor shall (x) establish the Contingent Funding Commitment and (y) release the Affiliated Debtors from all liability to reimburse the Debtor for its post-petition funding of various costs and expenses of the administration of the Chapter 11 Case or the chapter 11 cases of the Affiliated Debtors. In connection with such exchange, none of the Affiliated Debtors shall have any Allowed Administrative Claims in connection with the transfer of the Miscellaneous RoomStore Assets to Reorganized RoomStore.

Entry of the Confirmation Order shall constitute the approval of (i) the sale, transfer, conveyance and assignment of the Miscellaneous RoomStore Assets to Reorganized RoomStore

and (ii) the settlement and compromise, pursuant to Bankruptcy Rule 9019, and release of the Affiliated Debtors by the Debtor for the unreimbursed, post-petition funding costs of administration of any of the Affiliated Debtors’ chapter 11 cases. Notwithstanding the sale, settlement and compromise, HMC expressly shall retain the Affiliated Debtor Unsecured Claim, which is treated as a Class 4 Claim in the Plan.

2. Contingent Funding Commitment

On the Effective Date, Reorganized RoomStore shall deliver to the Affiliated Debtors a written commitment to provide funding of up to $2 million, in the aggregate, to pay for any of the costs of administration of the chapter 11 cases of the Affiliated Debtors (the “Contingent Funding Commitment”). Notwithstanding the foregoing, the Contingent Funding Commitment (or any unused portion thereof) shall expire and be forever unenforceable (i) if not called upon prior to the third anniversary of the Effective Date unless otherwise extended and/or terminated by any of the Affiliated Debtors, in its sole discretion, or (ii) in the event the Affiliated Debtors have available cash of at least $3,500,000 on the effective date of a plan of reorganization following establishment of reserves for all Claims entitled to priority under section 507 of the Bankruptcy Code.

3. Cancellation of Existing Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan, any share certificate, note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor or ownership interest in the Debtor, and all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed, contractual, legal, equitable or otherwise) to acquire any of the foregoing that shall be authorized, issued and outstanding immediately prior to the Effective Date shall be cancelled without any further action on the part of the Bankruptcy Court or any other Person.

4. New RoomStore Common Stock

On the Effective Date, Reorganized RoomStore shall issue 9,835,000 shares of New RoomStore Common Stock to the Unsecured Claims Reserve for distribution in accordance with the terms of this Plan. Except for those shares reserved for the Management Incentive Program, the shares of New RoomStore Common Stock issued on the Effective Date to the Unsecured Claims Reserve shall represent 100% of the shares of New RoomStore Common Stock issued and outstanding on the Effective Date.

5. Reorganized RoomStore; Organizational Matters

(a) Continued Corporate Existence of Reorganized RoomStore. The Debtor shall continue to exist after the Effective Date as Reorganized RoomStore, a separate corporate entity with all the powers of a corporation under the applicable law of the jurisdiction in which it is incorporated and pursuant to the articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such articles of incorporation and bylaws are amended and restated pursuant to the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

(b) Corporate Action. Each of the matters provided for under the Plan involving corporate action to be taken by or required of the Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and shall be authorized and approved in all respects without any requirement of further action by the stockholders, creditors, or members of the board of directors of the Debtor.

(c) Articles of Incorporation and Bylaws. On the Effective Date, the articles of incorporation and bylaws of the Debtor shall be amended and restated as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The amended and restated articles of incorporation of Reorganized RoomStore shall, among other things, authorize 20,000,000 shares of New RoomStore Common Stock, $.01 par value per share, and prohibit the issuance of non-voting equity securities consistent with the requirements of section 1123(a) of the Bankruptcy Code. The form of articles of incorporation of Reorganized RoomStore, as so amended and restated, and the form of bylaws of Reorganized RoomStore, as so amended and restated, shall be filed as part of the Plan Supplement.

(d) Third Party Disbursing Agent. Reorganized RoomStore, or such Third Party Disbursing Agent that Reorganized RoomStore may employ with the consent of the Creditors’ Committee, will make all distributions of Class 3 Shares and Affiliated Debtor Shares from the Unsecured Claims Reserve as required under the Plan. Any Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make distributions of New RoomStore Common Stock required by the Plan. Reorganized RoomStore shall be authorized to implement such procedures as it deems necessary to distribute New RoomStore Common Stock to Class 3 and Class 4 so as to efficiently and economically assure prompt and proportionate distribution of such consideration.

(e) Vesting of RoomStore Assets. On the Effective Date, the Miscellaneous RoomStore Assets shall be deemed transferred to Reorganized RoomStore and all of the Debtor’s assets shall revest in Reorganized RoomStore, in each case, free and clear of all Claims, liens, charges, encumbrances, rights and interests of creditors and equity security holders. As of the Effective Date, Reorganized RoomStore may operate its businesses and use, acquire and dispose of property and settle and compromise Claims without supervision of the Bankruptcy Court, free and clear of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

(f) Establishment of the Reserves. On the Effective Date (if not funded prior to such time), Reorganized RoomStore (a) shall use Cash to establish the Administrative Claims Reserve, Priority Tax Claims Reserve, Other Priority Claims Reserve and the Other Secured Claims Reserve, which shall be maintained in accordance with Article VI of the Plan; and (b) shall use shares of New RoomStore Common Stock to establish the Unsecured Claims Reserve.

(g) Payment of the Expenses Incurred. All costs and expenses associated with the implementation of this Plan, including the costs and expenses of any Third Party Disbursing Agent or other Person retained by Reorganized RoomStore to assist in the administration of this Plan, shall be the responsibility of and paid by Reorganized RoomStore.

These payments will be made on terms agreed to with Reorganized RoomStore and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

(h) Retention of Professionals. Reorganized RoomStore may retain such law firms, accounting firms, experts, advisors, financial advisors, consultants, Third Party Disbursing Agent or other professionals as it may deem necessary, in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the liquidation of the Claims and the distribution of the New RoomStore Common Stock, Reorganized RoomStore may retain professionals retained in the Affiliated Debtors’ chapter 11 cases without restriction and such retention shall not be deemed a conflict for any such professionals in the chapter 11 cases of the Affiliated Debtors or otherwise.

6. Reorganized RoomStore: Directors and Officers

(a) Appointment of Directors. On the Effective Date, the term of office of the current members of the Debtor’s board of directors shall expire. The board of directors of Reorganized RoomStore shall have five (5) members, each of whom shall be selected by the Creditors’ Committee. The Persons designated to serve as members of such initial board of directors shall be identified in the Plan Supplement. After the Effective Date, the composition of Reorganized RoomStore’s board of directors shall be subject to the provisions of the amended and restated articles of incorporation and bylaws of Reorganized RoomStore. The board of directors of Reorganized RoomStore shall have responsibility for the management, control and operation of Reorganized RoomStore on and after the Effective Date.

(b) Appointment of Officers. The existing senior officers of the Debtor shall continue to serve in such capacities with Reorganized RoomStore after the Effective Date, subject to the terms of any applicable employment agreements and the rights of Reorganized RoomStore’s board of directors to dismiss such officers with or without cause.

(c) Effectuating Documents; Further Transactions. The chairman of the board of directors, the chief executive officer, or any other officer of the Debtor or Reorganized RoomStore, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Debtor or Reorganized RoomStore, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

7. Reorganized RoomStore: Issuance of New Securities

(a) Exemption from Registration. On the Effective Date, Reorganized RoomStore shall issue all of the New RoomStore Common Stock to the Unsecured Claims Reserve. The issuance of the New RoomStore Common Stock in accordance with the provisions of this Plan and the Distribution of the New RoomStore Common Stock to the holders of Allowed Unsecured Claims and the Allowed Affiliated Debtor Unsecured Claim, in discharge of and in exchange for such Claims, shall be exempt from the registration requirements of the Securities Act and the registration and qualification requirements of all applicable state securities laws pursuant to the exemption afforded by section 1145(a) of the Bankruptcy Code.

(b) Management Incentive Program. The Debtor’s basic compensation program for executive officers consists of base salary and pay for performance. Base salaries for senior executives are based upon a combination of factors including past individual performance, competitive salary levels, and the individual’s potential for making significant contributions to future Company performance. Incentive bonuses are annual bonus awards based upon individual performance and actual operating results compared to planned operating results. The Debtor believes that stock options, restricted stock, or other equity-based compensation programs are an important performance-based component of senior executive compensation and will motivate senior executives and other key employees to contribute to the long-term growth of shareholder value. The terms of Reorganized RoomStore’s equity incentive plan will be described more fully in the Plan Supplement.

(c) Voting of New RoomStore Common Stock. Pending the distribution of any New RoomStore Common Stock from the Unsecured Claims Reserve, Reorganized RoomStore or any Third Party Disbursing Agent will cause all of the New RoomStore Common Stock held in the Unsecured Claims Reserve to be (a) represented in person or by proxy at each meeting of the stockholders of Reorganized RoomStore, (b) voted in any election of directors of Reorganized RoomStore for the nominees recommended by the board of directors of Reorganized RoomStore and (c) voted with respect to any other matter as recommended by the board of directors of Reorganized RoomStore.

8. Post-Effective Date Financing

Reorganized RoomStore shall enter into the New Credit Facility to obtain the funds necessary to, among other things, (i) satisfy funding requirements under the Plan and (ii) conduct Reorganized RoomStore’s business operations. Documents evidencing the New Credit Facility, or commitment letters with respect thereto, shall be filed by the Debtor with the Bankruptcy Court in the Plan Supplement. In the Confirmation Order, the Bankruptcy Court shall approve the New Credit Facility in substantially the form filed with the Bankruptcy Court and authorize Reorganized RoomStore, as applicable, to execute the same together with such other documents as the New Credit Facility lenders may reasonably require to effectuate the treatment afforded to such parties under the New Credit Facility.

9. Preservation of Causes of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan and/or the Confirmation Order, Reorganized RoomStore shall retain and may (but is not required to) enforce all Retained Actions and other similar claims arising under applicable state laws and all other Causes of Action of a trustee or debtor in possession under the Bankruptcy Code. The Debtor and the Creditors’ Committee or Reorganized RoomStore will determine whether to bring, settle, release, compromise, or enforce any such rights (or decline to do any of the foregoing). Reorganized RoomStore or any successor may pursue such litigation claims in accordance with the best interests of Reorganized RoomStore or any successor holding such rights of action. The failure of the Debtor to specifically disclose any claim, right of action, suit or proceeding in the Debtor’s Schedules or otherwise does not, and will not be deemed to, constitute a waiver or release by the Debtor of such claim, right of action, suit or proceeding, and Reorganized RoomStore will retain the right to pursue such claims, rights of action, suits or proceedings in its sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after confirmation or consummation of the Plan.

10. Exemption from Transfer Taxes and Recording Fees

Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Any transfers from the Debtor or Affiliated Debtors to Reorganized RoomStore or otherwise pursuant to his Plan shall not be subject to any such taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, any and all of the foregoing transactions whether taken on or after the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

11. Fractional Shares

No fractional shares of New RoomStore Common Stock or Cash in lieu thereof shall be distributed from the Unsecured Claims Reserve. For purposes of Distribution, fractional shares of New RoomStore Common Stock shall be rounded down to the next whole number or zero, as applicable, and no Cash will be distributed in lieu thereof. As a result of this rounding, less than all shares of New RoomStore Common Stock specified in the Plan may actually be issued hereunder.

12. Exclusivity

Subject to further order of the Bankruptcy Court, the Debtor and the Creditors’ Committee shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and solicit acceptances until the Effective Date.

C. Unexpired Leases and Executory Contracts

1. Assumption/Rejection of Contracts and Leases

Each executory contract and unexpired lease to which the Debtor is a party shall be deemed automatically rejected as of the Effective Date, unless such executory contract or unexpired lease (a) shall have been previously assumed by the Debtor, (b) is the subject of a motion to assume filed, or a notice of assumption served pursuant to order of the Bankruptcy Court, on or before the Confirmation Date, or (c) is listed on the schedule of to-be-assumed contracts and leases included in the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections and assumptions, pursuant to section 365 of the Bankruptcy Code.

2. Payments Related to Assumption of Executory Contracts and Unexpired Leases

The provisions (if any) of each executory contract and unexpired lease to be assumed under the Plan that are or may be in default shall be satisfied solely by Cure. Any Person claiming that a monetary Cure amount is due in connection with the assumption of any executory contract or unexpired lease as contemplated by section 365(b) of the Bankruptcy Code must file a monetary Cure claim with the Bankruptcy Court asserting all alleged amounts accrued through the Effective Date, if any (the “Cure Claim”), no later than thirty (30) days after the Effective Date (the “Cure Claim Submission Deadline”). Any party failing to submit a Cure Claim by the Cure Claim Submission Deadline shall be forever barred from asserting, collecting, or seeking to collect any amounts relating thereto against the Debtor, Reorganized RoomStore or the Affiliated Debtors and their respective successors and assigns. Reorganized RoomStore shall have ninety (90) days from the Cure Claim Submission Deadline (the “Cure Claim Objection Deadline”) to file objections to Cure Claims. Any Disputed Cure Claims, if not resolved consensually by the parties, shall be resolved by the Bankruptcy Court. Disputed Cure Claims shall be set for status at subsequent hearings following the Cure Claim Objection Deadline with separate evidentiary hearings to be set by the Bankruptcy Court as needed. If Reorganized RoomStore does not dispute a Cure Claim, Reorganized RoomStore shall pay the Cure Claim, if any, to the claimant within twenty (20) days following the Cure Claim Objection Deadline. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of Reorganized RoomStore or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, any such Cure shall be paid by Reorganized RoomStore as soon as reasonably practicable after such agreement or Final Order (but in no event any later than twenty (20) days thereafter). The Plan Supplement will list all executory contracts and unexpired leases to be assumed by the Debtor, provided however, that the Debtor shall be permitted to modify such list at anytime prior to the Effective Date.

3. Rejection Damages Bar Date

If the rejection by the Debtor (pursuant to the Plan or otherwise) of an executory contract or unexpired lease results in a Claim, such Claim shall be forever barred and shall not be enforceable against the Debtor, Reorganized RoomStore, the Affiliated Debtors or their respective successors or assigns or such entities’ properties unless a proof of claim is filed with the Claims Agent and served upon Reorganized RoomStore within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

4. Preservation Of Insurance

The discharge and release of the Debtor as provided in the Plan shall not diminish or impair the enforceability of any insurance policies that may cover claims against the Debtor or any other person or entity. Furthermore, assumption of any insurance policies pursuant to Article VII of the Plan does not alter, amend or otherwise affect either the Debtor’s or insurers’ rights pursuant to such insurance policy; provided, however, nothing herein or in the Plan waives any contractual, state or federal rights the Debtor may have including, without limitation, those set forth in section 365(b)(2) of the Bankruptcy Code

D. Distributions Under the Plan

1. Time of Distributions

Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan shall be made on or as soon as practicable after the Effective Date.

2. No Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, post-petition interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.

3. Record Date for Distributions to Holders of Claims

At the close of business on the Record Date, the transfer ledgers respecting each of the Claims shall be closed, and there shall be no further changes in such record holders. Reorganized RoomStore shall not have any obligation to recognize any transfer of Claims occurring after the Record Date. Reorganized RoomStore shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders of Claims stated on such transfer ledgers as of the close of business on the Record Date.

4. Claims Administration Responsibility

Reorganized RoomStore will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions to all Claims against the Debtor.

5. Delivery of Distributions

Distributions to Allowed Claimholders shall be made by Reorganized RoomStore or its designee: (a) at the addresses set forth on the proofs of claim filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of claim or interest is filed or if the Debtor or Reorganized RoomStore has been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Debtor or Reorganized RoomStore after the date of any related proof of claim; and (c) at the addresses reflected in the Schedules if no proof of claim has been filed and neither the Debtor nor Reorganized RoomStore has received a written notice of a change of address. If any Claimholder’s distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until Reorganized RoomStore is notified of such Claimholder’s then current address, at which time all missed distributions shall be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to Reorganized RoomStore until such distributions are claimed. All claims for undeliverable distributions of any property other than New RoomStore Common Stock shall be made on or before the second anniversary of the Effective Date. All claims for undeliverable distributions of New RoomStore Common Stock shall be made on the later of (i) the second anniversary of the Initial Common Stock Distribution Date or (ii) the second anniversary of the Quarterly Distribution Date such New RoomStore Common Stock was Distributed. After such date, all unclaimed property shall revert to Reorganized RoomStore. Upon such reversion, the claim of any Claimholder, or its successors, with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. Following any such reversion of any New RoomStore Common Stock, Reorganized RoomStore or a Third Party Disbursing Agent shall distribute such property Pro Rata among Claimholders of Allowed Claims in Class 3 and Class 4.

6. Procedures for Treating and Resolving Disputed and Contingent Claims

(a) No Distributions Pending Allowance. No payments or distributions shall be made with respect to any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed and served on the holders of each such Claim on or before the Claims Objection Deadline.

(b) Claims Reserve. In addition to the Administrative Claims Reserve, Priority Tax Claims Reserve, Other Priority Claims Reserve and the Other Secured Claims Reserve, Reorganized RoomStore shall create the Unsecured Claims Reserve with shares of New RoomStore Common Stock sufficient to make distributions in respect of (a) all Allowed Unsecured Claims (b) the Affiliated Debtor Unsecured Claim and (c) all Disputed Unsecured Claims to the extent such Disputed Unsecured Claims were to become Allowed Unsecured Claims (subject to reduction to the extent any Disputed Unsecured Claims are estimated or disallowed in accordance with the terms of the Plan). Reorganized RoomStore or any Third Party Disbursing Agent shall hold the Unsecured Claims Reserve (including any dividends, payments, or other distributions made on account of such securities) pending distribution Pro Rata to the holders of Allowed Unsecured Claims and the Allowed Affiliated Debtor Claim, as applicable.

(c) Distributions After Allowance. Payments and distributions from the respective reserves established under the Plan to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern distributions to such Claimholders. On the first Periodic Distribution Date following the date when a Disputed Claim becomes an Allowed Claim, Reorganized RoomStore or its designee will distribute to the Claimholder any property held in a Reserve that would have been distributed on the dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining property held in the Reserve will be distributed in accordance with the other provisions of the Plan. All Distributions on account of an Allowed Claim will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Claimholders included in the applicable Class.

(d) Timing of Distribution of New RoomStore Common Stock. Notwithstanding any other provision of the Plan, the initial distribution of Class 3 Shares and the Affiliated Debtor Shares from the Unsecured Claims Reserve will be made on the Initial Common Stock Distribution Date. Should any Disputed Unsecured Claims remain after the Initial Common Stock Distribution Date, the New RoomStore Common Stock remaining in the Unsecured Claims Reserve shall be distributed at subsequent Quarterly Distribution Dates pursuant to the Plan. Following the distribution of Class 3 Shares and Affiliated Debtor Shares at the Initial Common Stock Distribution Date, Reorganized RoomStore or the Third Party Disbursing Agent shall, if necessary, withhold an amount of New RoomStore Common Stock in the Unsecured Claims Reserve equal to the amount of Disputed Unsecured Claims at the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.7 of the Plan) to satisfy the distributions required to made to the holders of Disputed Unsecured Claims when allowance or disallowance of each Disputed Unsecured Claim is ultimately determined.

7. Minimum Distributions

Reorganized RoomStore shall not have any obligation to make a distribution on account of an Allowed Claim from any Reserve or otherwise if (a) the aggregate amount of all distributions authorized to be made from such Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $500, or (b) if the amount to be distributed to the specific holder of the Allowed Claim on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value less than $50.

8. Means of Cash Payment

Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the options and in the sole discretion of Reorganized RoomStore, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by Reorganized RoomStore. Cash payments to foreign creditors may be made, at the sole option of Reorganized RoomStore, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

9. Withholding and Reporting Requirements

In connection with the Plan and all distributions thereunder, Reorganized RoomStore shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Reorganized RoomStore shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim that is to receive a distribution of Cash or New RoomStore Common Stock shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Claimholder pursuant to the Plan unless and until such Claimholder has made arrangements satisfactory to Reorganized RoomStore for the payment and satisfaction of such tax obligations or has, to Reorganized RoomStore’s satisfaction, established an exemption therefrom. Any Cash or New RoomStore Common Stock to be distributed pursuant to the Plan shall, pending implementation of such arrangements, be treated as undeliverable pursuant to Article 8.5 of the Plan.

10. Lost, Stolen, Mutilated or Destroyed Instrument or Security

Any holder of an Allowed Claim evidenced by instruments, securities or other documentation canceled pursuant to Article 6.3 of the Plan that has been lost, stolen, mutilated, or destroyed, shall in lieu of surrendering such instrument, security or documentation: (a) deliver to Reorganized RoomStore (i) an affidavit of loss reasonably satisfactory to Reorganized RoomStore setting forth the unavailability of such instrument, security, or other documentation and (ii) such additional security or indemnity as may reasonably be requested by Reorganized RoomStore to hold Reorganized RoomStore harmless from any damages, liabilities, or costs incurred in treating such Entity as a holder of an Allowed Claim and (b) satisfy any other requirement under any other relevant document. Upon compliance with Article 8.11 of the Plan by a holder of an Allowed Claim evidenced by such instrument, security, or other documentation, such holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument, security, or other documentation.

E. Allowance And Payment Of Certain Administrative Claims

1. Professional Claims

(a) Final Fee Applications. All final requests for payment of Professional Claims shall be addressed in connection with the reorganization cases of the Affiliated Debtors.

(b) Post-Effective Date Compensation. Upon the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation with respect to services provided to Reorganized RoomStore after such date will terminate.

2. Substantial Contribution Compensation and Expenses Bar Date

Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Case pursuant to sections 503(b)(3), 503(b)(4), and 503(b)(5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before a date which is thirty (30) days after the Effective Date (the “503 Deadline”), and serve such application on Reorganized RoomStore and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

3. Other Administrative Claims

All other requests for payment of an Administrative Claim (other than as set forth in Article 2.1 of the Plan) that are not otherwise time barred as a result of the establishment of the Administrative Claims Bar Date must be filed with the Bankruptcy Court and served on Reorganized RoomStore no later than thirty (30) days after the Effective Date. Unless Reorganized RoomStore objects to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that Reorganized RoomStore objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by in the ordinary course of business.

F. Effect of the Plan on Claims and Interests

1. Discharge of the Debtor

Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the Distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of all Claims and causes of action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, demands and liabilities that arose before the

Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtor prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of claim or interest based upon such debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (iii) the holder of such a Claim, right, or Interest accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of and Interests in the Debtor, subject to the Effective Date occurring.

2. Compromises and Settlements

Pursuant to Bankruptcy Rule 9019(a), the Debtor or Reorganized RoomStore, as applicable, may compromise and settle various Claims (a) against the Debtor and (b) that the Debtor has against other Persons. The Debtor and the Creditors’ Committee, as joint proponents of the Plan, expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against the Debtor and claims that the Debtor may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to Reorganized RoomStore, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in the Plan.

3. Setoffs

The Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized RoomStore of any such claim that the Debtor or Reorganized RoomStore may have against such Claimholder.

4. Exculpation and Limitation of Liability

Except as otherwise specifically provided in the Plan and the Plan Supplement, the Debtor, Reorganized RoomStore, the Creditors’ Committee, the current and former members of the Creditors’ Committee in their capacities as such, and any of such parties’ respective present officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the filing the Chapter 11 Case, negotiation and filing of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their fraud, gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

5. Release of Certain Parties

Pursuant to section 1123(b)(3) of the Bankruptcy Code, as of the Effective Date, the Debtor, in its individual capacity and as a debtor in possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released, waived and discharged all Released Parties for and from any and all claims, obligations, rights, Causes of Action, and liabilities, existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Case. Reorganized RoomStore shall be bound, to the same extent the Debtor is bound, by all of the releases set forth above.

6. Release by Holders of Claims or Interests

On the Effective Date, (a) each Person that votes to accept the Plan; and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than an Affiliated Debtor), that has held, holds or may hold a Claim or Interest, in consideration for the obligations of the Debtor and Reorganized RoomStore under the Plan and the Cash, New RoomStore Common Stock, and other contracts, instruments, releases, agreement or documents to be delivered in connection with the Plan (each a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Claim or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in party, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation.

7. Injunction

The Confirmation Order shall provide that satisfaction, release, and discharge pursuant to Article X of the Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent permissible under applicable law, including, without limitation, to the extent provided for or authorized by sections 105, 524 and 1141 of the Bankruptcy Code.

G. Conditions Precedent to Effectiveness of the Plan

1. Conditions to Confirmation

The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Article 11.1 of the Plan:

(a) The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee.

(b) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee.

(c) The Debtor shall have received a binding, unconditional (except for a customary “market-out,” “material adverse change” or other similar conditions, conditions relating to the issuance of and/or subscriptions to any high yield securities that are to be issued as a part of the New Credit Facility and for conditions relating to the occurrence of the Effective Date) commitment for the New Credit Facility on terms and conditions reasonably satisfactory to the Debtor and the Creditors’ Committee.

2. Conditions to Consummation

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.2 of the Plan:

(a) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the rejection of unexpired leases and executory contracts by the Debtor as contemplated by Article 7.1 of the Plan.

(b) Reorganized RoomStore shall have entered into the New Credit Facility (which shall be in a form and substance reasonably acceptable to RoomStore and the Creditors’ Committee) and all conditions precedent to the consummation thereof (other than the occurrence of the Effective Date of the Plan) shall have been waived or satisfied in accordance with the terms thereof and the lenders under the New Credit Facility shall be ready to fund the amounts required to be funded thereby under the Plan.

(c) The Confirmation Order in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

(d) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

(i) the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(ii) all executory contracts or unexpired leases assumed by the Debtor during the Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Debtor, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

(iii) the transfers of property by the Debtor (A) to Reorganized RoomStore (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest Reorganized RoomStore with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or the Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable non-bankruptcy law, and (4) do not and shall not subject Reorganized RoomStore to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including, without limitation, any laws affecting successor or transferee liability and (B) to Claimholders entitled to Distributions under the Plan are for good consideration and value and are in the ordinary course of the Debtor’s business;

(iv) except as expressly provided in the Plan or the Confirmation Order, Reorganized RoomStore is discharged effective upon the Effective Date from any “debt” (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtor’s liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Effective Date, or from any conduct of the Debtor prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

(v) the Plan does not provide for the liquidation of all or substantially all of the property of the Debtor and its confirmation is not likely to be followed by the liquidation of Reorganized RoomStore or the need for further financial reorganization;

(vi) all Old Common Stock Interests are terminated effective upon the Effective Date;

(vii) the New RoomStore Common Stock to be issued under the Plan in exchange for Claims against the Debtor are exempt from registration under the Securities Act and exempt from registration and qualification under all applicable state securities laws, pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code; and

(viii) Reorganized RoomStore shall have sufficient Cash to establish the Reserves and make all distributions required under the Plan.

In the event that the foregoing conditions are not satisfied or waived, as provided in Article 11.3 of the Plan, then the Confirmation Order shall be vacated and the Plan shall be of no further force or effect.

3. Waiver of Conditions to Confirmation or Consummation

The conditions set forth in Articles 11.1 and 11.2 of the Plan may be waived, in whole or in part, collectively by the Debtor and the Creditors’ Committee, in their discretion, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtor or the Creditors’ Committee in their discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor or the Creditors’ Committee). The failure of the Debtor or the Creditors’ Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

H. Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and except as provided in the Plan, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan, including, among other, the following matters:

(a) to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

(b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Case or the Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

(c) to adjudicate any and all disputes arising from the distribution of Cash, New RoomStore Common Stock and other property, if any;

(d) to ensure that distributions to Allowed Claimholders are accomplished as provided in the Plan;

(e) to hear and determine any and all objections to the allowance of Claims and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow or disallow any Claim, in whole or in part;

(f) to hear and determine any and all objections to the allowance of Claims and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow or disallow any Claim, in whole or in part;

(g) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(h) to issue orders in aid of execution, implementation, or consummation of the Plan;

(i) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(j) to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(k) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

(l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, including disputes arising under and all agreements, documents, or instruments executed in connection with the Plan;

(m) to hear and determine all suits or adversary proceedings to recover assets of the Debtor and property of the Estate, wherever located;

(n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) to hear any other matter not inconsistent with the Bankruptcy Code;

(p) to hear and determine all disputes involving the existence, nature, or scope of the discharges provided in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(q) to enter a final decree closing the Chapter 11 Case; and

(r) to enforce all orders previously entered by the Bankruptcy Court.

Unless otherwise specifically provided in the Plan or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests, Retained Actions and any motions to compromise or settle such disputes. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if Reorganized RoomStore chooses to pursue any Retained Action in another court of competent jurisdiction, Reorganized RoomStore will have the authority to bring such action in any other court of competent jurisdiction.

I. Miscellaneous Provisions

1. Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtor, Reorganized RoomStore, all present and former holders of Claims and Interests, other parties in interest and their respective heirs, successors, and assigns.

2. Modification and Amendments

The Debtor and the Creditors’ Committee may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtor and the Creditors’ Committee may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

3. Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

4. Revocation, Withdrawal, or Non-Consummation

(a) Right to Revoke or Withdraw. Each of the Debtor and the Creditors’ Committee reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date.

(b) Effect of Withdrawal, Revocation, or Non-Consummation. If either the Debtor or the Creditors’ Committee revokes or withdraws the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement, or compromise embodied in the Plan, the assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtor or any other Person, to prejudice in any manner the rights of the Debtor, the Creditors’ Committee, or any other Person in any further proceedings involving the Debtor, or to constitute an admission of any sort by the Debtor, the Creditors’ Committee, or any other Person.

5. Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be illegal, impermissible, invalid, void or unenforceable, or otherwise to constitute grounds for denying confirmation of the Plan, the Bankruptcy Court shall, with the consent of the Debtor and the Creditors’ Committee, have the power to interpret, modify or delete such term or provision (or portions thereof) to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be operative as interpreted, modified or deleted. Notwithstanding any such interpretation, modification or deletion, the remainder of the terms and provisions of the Plan shall in no way be affected, impaired or invalidated by such interpretation, modification or deletion.

6. Notices

Any notice required or permitted to be provided to the Debtor or the Creditors’ Committee under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

If to the Debtor:

LeClair Ryan, A Professional Corporation

707 East Main Street

11th Floor

Richmond, Virginia 23219

(804) 783-2003

Attn: Bruce H. Matson, Esq.

If to the Creditors’ Committee:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York 10022

(212) 872-1000

Attn: Michael S. Stamer, Esq.

7. Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

8. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Virginia shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan, and corporate governance matters.

9. No Waiver or Estoppel

Each Claimholder or Interestholder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtor and/or its counsel, the Creditors’ Committee and/or its counsel, or any other Person, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

10. Creditors’ Committee

Except with respect to claims for substantial contribution and other matters pending on the Effective Date, effective on the Effective Date, the Creditors’ Committee, solely with respect to the Chapter 11 Case, shall dissolve automatically but continue in existence for the Affiliated Debtors, whereupon its members, Professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Case and under the Bankruptcy Code with respect to the Chapter 11 Case.

VI. CONFIRMATION AND CONSUMMATION PROCEDURE

Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A. Solicitation of Votes

1. General Information

All creditors whose Claims are impaired by the Plan (except those creditors holding Claims in Classes that are deemed to have accepted or rejected the Plan)) may cast their votes for or against the Plan. As a condition to confirmation of the Plan, the Bankruptcy Code requires that one Class of Impaired Claims votes to accept the Plan. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a Class of Impaired Claims as acceptance by holders of at least two-thirds of the dollar amount of the class and by more than one-half in number of Claims, without considering the votes of insiders. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan. Voting is accomplished by completing, dating, signing and returning the Ballot by the Voting Deadline. Ballots will be distributed to all creditors entitled to vote on the Plan and is part of the solicitation materials accompanying the Disclosure Statement. The Ballot indicates (i) where the Ballot is to be filed and (ii) the deadline by which creditors must return their Ballots.

2. Solicitation of Acceptances

This Disclosure Statement has been approved by the Bankruptcy Court as containing “adequate information” to permit creditors and equity interest holders to make an informed decision whether to accept or reject the Plan. Under the Bankruptcy Code, your acceptance of the Plan may not be solicited unless you receive a copy of this Disclosure Statement prior to, or concurrently with, such solicitation.

3. Acceptances Necessary to Confirm Plan

At the Confirmation Hearing, the Court shall determine, among other things, whether the Plan has been accepted by the Debtor’s creditors. Class 4, which consists solely of an insider of the Debtor, is deemed to accept the Plan. Class 3 will be deemed to accept the Plan if at least two-thirds in amount and more than one-half in number of the Claims in each class vote to accept the Plan. Furthermore, unless there is unanimous acceptance of the Plan by Class 3, the Court must also determine that any non-accepting Class 3 members will receive property with a value, as of the Effective Date of the Plan, that is not less than the amount that such Class member would receive or retain if the Debtor was liquidated as of the Effective Date of the Plan under chapter 7 of the Bankruptcy Code.

As to the classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than on-half in number of the claims of that class that have timely voted to accept or reject a plan.

4. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Bankruptcy Code provides that the Plan may be confirmed even if it is not accepted by all impaired classes. To confirm the Plan without the requisite number of acceptances of each Impaired Class, the Court must find that at least one Impaired Class has accepted the Plan without regard to the acceptances of insiders, and the Plan does not discriminate unfairly against, and is otherwise fair and equitable, to any Impaired Class that does not accept the Plan. Class 5 is deemed to reject the Plan. Accordingly, if any Impaired Class votes to accept the Plan, the Debtor will seek to confirm the Plan under the “cramdown” provisions of section 1129(b) of the Bankruptcy Code with respect to Class 5.

5. Eligibility to Vote

Any holder (i) of a Claim in Class 3 that has been listed by the Debtor in the Schedules filed with the Bankruptcy Court (provided that such claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before the Bar Date or any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court, which Claim is not the subject of an objection or request for estimation, is entitled to vote on the Plan. For a discussion of the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, see the Disclosure Statement Order. Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, certain vote tabulation rules have been approved that temporarily allow or disallow certain Claims for voting purposes only. These tabulation rules are described in the solicitation materials provided with your Ballot.

A vote may be disregarded if the Bankruptcy Code determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B. The Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for                     , 2005 at              (Eastern Standard Time) before the Honorable Douglas O. Tice, Jr., United States Bankruptcy Judge for the Eastern District of Virginia, Richmond Division, in Courtroom No. 335, 3rd Floor, 1100 East Main Street, Richmond, Virginia. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan: (a) is accepted by the requisite holders of Claims and Interests in impaired Classes of such Debtor or, if not so accepted, is “fair and equitable” and “does not discriminate unfairly” as to the nonaccepting Class; (b) is in the “best interests” of each holder of a Claim or Interest in each impaired Class under the Plan for such Debtor; (c) is feasible; and (d) complies with the applicable provisions of the Bankruptcy Code.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, ALL CLAIMS AGAINST AND INTERESTS IN THE DEBTOR WILL BE SATISFIED UNDER THE TERMS OF THE PLAN, AND AFTER THE PLAN BECOMES EFFECTIVE, ALL SUCH CLAIMS AND INTERESTS WILL BE FOREVER DISCHARGED AND RELEASED.

Any objection to confirmation of the Plan must be in writing, must comply with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules of this Bankruptcy Court, and must be filed with the United States Bankruptcy Court for the Eastern District of Virginia, 1100 East Main Street, Richmond, Virginia 23219 and served upon the following parties so as to be received no later than                     ,                  2005 at 4:00 p.m. (Eastern Standard Time): (a) LeClair Ryan, a Professional Corporation, Attn: Bruce H. Matson, Esq., 707 East Main Street, Suite 1100, Richmond, Virginia 23219, Bilzin Sumberg Baena Price & Axelrod LLP, Attn: Robert Turken, Esq., First Union Financial Center, 200 South Biscayne Blvd., Suite 2500, Miami, Florida 33131 (counsel for the Debtor); (b) Akin Gump Strauss Hauer & Feld, LLP, Attn: Michael S. Stamer, Esq., 590 Madison Avenue, New York, New York 10022 (counsel for the Creditors’ Committee); (c) Moore & Van Allen, Attn: David Walls, Esq., 100 North Tryon Street, Charlotte, NC 28202-4003, and Kutak Rock LLP, Attn: Kevin Huennekens, Esq., 1111 E. Main Street, Suite 800, Richmond, Virginia 23219 (co-counsel to the Pre-Petition Lenders), and (d) Office of the United States Trustee, Attn: Leander D. Barnhill, Esq., 600 East Main Street, Suite 301, Richmond, Virginia 23219. Any objection which is not in writing or which is not filed and served prior to this deadline will be overruled.

VII. VALUATION

HOLDERS OF CLAIMS AGAINST THE DEBTOR ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH OR INCORPORATED BY REFERENCE, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION

A. Overview

Capstone estimates the reorganization equity value of the Debtor to be approximately $45 million (sometimes referred to as the “Reorganization Value”) as of March 1, 2005, which is the assumed Effective Date. This Reorganization Value reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the projections set forth below (the “Projections”).

This Reorganization Value does not take into account (i) payment of administrative and priority claims, estimated to be $1.3 million, or (ii) the Contingent Funding Commitment of up to $2 million described in Article 6.2 of the Plan. To the extent Reorganized RoomStore is required to honor the Contingent Funding Commitment in any amount, the Reorganization Value would be impacted.

The Reorganization Value reflects a number of assumptions, including a successful reorganization of the Debtor’s business and finances in a timely manner, the forecasts reflected in the Projections, the performance targets established, the utilization of projected operating losses to offset certain one-time gains, the amount of available cash, market conditions, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

In preparing the estimated Reorganization Value, Capstone: (a) analyzed certain historical financial information of the Debtor for recent years and interim periods; (b) analyzed certain internal financial and operating data of the Debtor and assisted in developing financial projections relating to its businesses and prospects; (c) met with certain members of senior management of the Debtor to discuss the Debtor’s operations and future prospects for Reorganized RoomStore; (d) analyzed publicly available financial data and considered the market values of public companies that Capstone deemed generally comparable to the operating businesses of the Debtor; (e) analyzed the financial terms, to the extent publicly available, of certain acquisitions of companies that Capstone believes were comparable to the operating businesses of the Debtor; (f) considered certain economic and industry information relevant to the Debtor’s operating businesses; (g) visited certain of the Debtor’s facilities; and (h) considered certain analyses prepared by other firms retained by the Debtor and conducted such other analyses as Capstone deemed appropriate. Although Capstone conducted an analysis of the Debtor’s businesses, operating assets and liabilities, and business plans, Capstone assumed and relied on the accuracy and completeness of all: (i) financial and other information furnished to it by the Debtor and by other firms retained by the Debtor and (ii) publicly available information. No independent evaluations or appraisals of RoomStore’s assets were sought or were obtained in connection therewith.

The estimates of the Reorganization Value prepared by Capstone assume that Reorganized RoomStore continues as the owner and operator of the businesses and assets pursuant to the Plan. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated Reorganization Value of the Debtor through the application of various valuation techniques and do not purport to reflect or constitute appraisals, values that might be realized if assets were to be sold, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of Reorganization Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtor, Capstone, nor any other person assumes responsibility for their accuracy. Depending on the results of Reorganized RoomStore’s operations or changes in the financial markets, Capstone’s valuation analysis as of the Effective Date may differ from that disclosed herein.

In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holding period of pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the chapter 11 case or by other factors not possible to predict. Accordingly, the Reorganization Value estimated by Capstone does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The Reorganization Value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Capstone’s valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New RoomStore Common Stock.

Furthermore, in the event that the actual distributions to Claimholders differ from those assumed by the Debtor in its recovery analysis, the actual recoveries realized by holders of Claims in the impaired Classes could be significantly higher or lower than estimated by the Debtor herein.

B. Valuation Methodology

The following describes the valuation methodologies considered by Capstone in arriving at its estimation of the Reorganization Value of Reorganized RoomStore. Capstone performed certain procedures, including each of the financial analyses below, and refined the assumptions with the management of the Debtor on which such Projections were based. Capstone’s estimate of Reorganization Value must be considered as a whole and selecting just one methodology or portions of the analysis, without considering the analysis as a whole, could create a misleading or incomplete conclusion as to enterprise value.

1. Publicly Traded Company Analysis

A publicly traded company analysis estimates value based on a comparison of the target company’s financial statistics with the financial statistics of public companies that are generally similar to the target company. The analysis establishes a benchmark for asset valuation by deriving the value of “comparable” assets, standardized using common variables such as revenue, gross margin, earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The analysis includes a financial comparison of each company’s income statement, balance sheet, and cash flow statement. In addition, each company’s performance, profitability, margins, leverage and business trends are also considered. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of business, business risks, growth prospects, maturity of businesses, market presence, size, and scale of operations. The selection of truly comparable companies is often difficult and subject to limitations due to sample size and the availability of meaningful market-based information. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

2. Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) valuation methodology values an asset or business at the present value of the expected future cash flows to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity based on the expected attributes of the Reorganized RoomStore. This approach has two components: the present value of the projected un-levered after tax-free cash flows for fiscal years 2006 through 2009 and the present value of the terminal value determined as a multiple of 2009 EBITDA.

As the estimated cash flows, estimated discount rate and expected capital structure of Reorganized RoomStore are used to derive a potential value, an analysis of the results of such an estimate is not purely mathematical, but instead involves complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of Reorganized RoomStore, as well as other factors that could affect the future prospects and cost of capital considerations for Reorganized RoomStore.

3. Precedent Transactions Analysis

Precedent transactions analysis estimates value by examining public merger and acquisition transactions. An analysis of a company’s transaction value as a multiple of various operating statistics provides industry-wide valuation multiples for companies in generally similar lines of business to the Debtor. Transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtor. The derived multiples are then applied to Reorganized RoomStore’s key operating statistics to determine the total enterprise value or value to a potential strategic buyer.

The summary set forth above does not purport to be a complete description of the analyses considered by Capstone. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analyses, Capstone and the Debtor made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Capstone are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST THE DEBTOR ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH OR INCORPORATED BY REFERENCE, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A. Competitive Industry Conditions

The retail industry is highly competitive. Among the issues affecting all companies in this industry include competition from similar companies, changes in consumer behavior, and seasonality.

Although the Debtor has attempted to develop a niche within the retail market, Reorganized RoomStore will compete with a number of other retailers, including large chains and small family-owned businesses. The market that Reorganized RoomStore will compete in, defined by geography and by types of merchandise, will include many other companies that will offer similar merchandise at similar prices.

In addition to the fact that many companies will be appealing to the same customers that Reorganized RoomStore will be appealing to, the trends and styles of these customers may change, and Reorganized RoomStore must be able to anticipate and respond to these changes. Reorganized RoomStore cannot guarantee that it can accurately predict and adjust to such changes.

The changes in consumer behavior are also affected by economic changes and also by weather patterns. Any economic downturn will negatively affect Reorganized RoomStore’s business, for a slowdown in economic activity will make consumers less likely to spend money on goods sold by companies such as the Debtor.

B. Treatment of Claims

The information in this Disclosure Statement is based upon a preliminary review of the Claims filed on or before the Bar Date and the Schedules. Upon the passage of all applicable Bar Dates and the completion of a detailed analysis of the proofs of Claim, the actual amount of Claims may differ from the current estimates. Further, the amounts of Disputed Claims that ultimately are allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claims. The actual ultimate aggregate Allowed amount of Other Priority Claims, the DIP Lender Claims, Other Secured Claims, and Unsecured Claims may differ significantly from the estimates set forth in this Disclosure Statement. Accordingly, the amount of the distributions of New RoomStore Common Stock and available Cash, if any, that ultimately will be received by a particular holder of an Allowed Claim may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in each Class.

C. Dilution

Some Disputed Claims may be material, and, if so, the total amount of all Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan. The actual aggregate amount of Allowed Claims in any Class may differ significantly from the estimates set forth in the Plan. Accordingly, the amount of distributions of New RoomStore Common Stock and available Cash, if any, that ultimately will be received by any particular holder of an Allowed Claim may be adversely affected by the aggregate amount of Claims ultimately allowed in that Class. In addition, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly less than the amount of the Disputed Claim asserted by the holder thereof.

D. Dividend Policies

Reorganized RoomStore does not anticipate paying any dividends on the New RoomStore Common Stock in the foreseeable future. In addition, covenants in certain debt instruments to which Reorganized RoomStore will be a party may restrict the ability of Reorganized RoomStore to pay dividends and may restrict certain other payments. In particular, it is anticipated that the agreement for the New Credit Facility may include a covenant prohibiting the Debtor from paying any dividends or making any other distributions to stockholders. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to hold the New RoomStore Common Stock.

E. Market Conditions for New RoomStore Common Stock

No established market exists for the New RoomStore Common Stock. There can be no assurance that an active market for such securities will develop or, if any such market does develop, that it will continue to exist or as to the degree of price volatility in any such market that does develop. Moreover, certain recipients of the New RoomStore Common Stock may prefer to liquidate their investment rather than to hold it on a long-term basis. Accordingly, it is anticipated that the market for the New RoomStore Common Stock will be volatile, at least for an initial period after the Effective Date. Moreover, although the Plan was developed based upon an assumed Reorganization Value of $45 million of the New RoomStore Common Stock, such valuation may not support an estimate of the prices at which the New RoomStore Common Stock may trade in the market, and RoomStore has not attempted to make any such estimate in connection with the development of the Plan. In addition, the market price of the New RoomStore Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in Reorganized RoomStore’s annual or quarterly financial results or those of its competitors, changes by financial analysts in their estimates of the future earnings of Reorganized RoomStore, conditions in the economy in general or in the retail industry in particular, or unfavorable publicity. The stock market also has, from time to time, experienced significant price and volume fluctuations that have been unrelated to the operating performance of companies with publicly-traded securities. No assurance can be given as to the market prices for New RoomStore Common Stock that will prevail following the Effective Date. There is no assurance as to the level of liquidity, the ability of creditors to sell the shares of New RoomStore Common Stock, or the price at which the shares of New RoomStore Common Stock may be sold in a trading market.

F. Lack of Publicly Available Information Concerning Reorganized RoomStore and the Effect of Liquidity of New RoomStore Common Stock

The New RoomStore Common Stock received by Allowed Unsecured Claimholders on or after the Initial Common Stock Distribution Date will be issued in reliance on section 1145 of the Bankruptcy Code, which provides a limited exemption from the registration and prospectus delivery requirements of the Securities Act, similar to a private placement exemption. However, unlike a private placement exemption, section 1145 deems the offer and sale of securities under a plan of reorganization to be a public offering, thereby eliminating the restrictions on transferability of the New RoomStore Common Stock issued under the Plan other than New RoomStore Common Stock received by affiliates of Debtor. As described above, there is no existing market for the New RoomStore Common Stock. Furthermore, NASD members will be effectively prohibited from making a market, quoting or effecting trades in the New RoomStore Common Stock until or unless Reorganized RoomStore is able to provide publicly available information complying with the SEC’s rules. Reorganized RoomStore will not be under any obligation to produce such information until some time after the Initial Common Stock Distribution Date, if at all. Furthermore, given the costs associated with complying with the SEC’s rules, Debtor does not anticipate that Reorganized RoomStore will voluntarily comply with such rules until and unless it is otherwise required to do so. Accordingly, limited or no public information may be available regarding Reorganized RoomStore and it will be difficult for a holder to independently value his or her shares. Also, given the lack of publicly available information, NASD members will be unable to attempt to make an active market for New RoomStore Common Stock until such information becomes available, if ever, and the holders of the New RoomStore Common Stock may not be able to dispose of their shares when they desire, and any sale may be at a substantial discount from the price that would apply if a trading market existed.

G. Delay in the Distribution of any Recovery to the Holders of Allowed Unsecured Claims

It is anticipated that there will be no distributions of New RoomStore Common Stock holders of Allowed Unsecured Claims in Class 3 prior to March 31, 2006. Accordingly, it is anticipated that the holders of Allowed Unsecured Claims in Class 3 will not realize any recovery with respect to such Claims – or receive any form of freely transferable and certificated security in connection with such recovery – prior to such date.

H. Initial Corporate Governance of Reorganized RoomStore

Pending the distribution of any New RoomStore Common Stock from the Unsecured Claims Reserve, Reorganized RoomStore or any Third Party Disbursing Agent will cause all of the New RoomStore Common Stock held in the Unsecured Claims Reserve to be (a) represented in person or by proxy at each meeting of the stockholders of Reorganized RoomStore, (b) voted in any election of directors of Reorganized RoomStore for the nominees recommended by the board of directors of Reorganized RoomStore and (c) voted with respect to any other matter as recommended by the board of directors of Reorganized RoomStore. Accordingly, until the Initial Common Stock Distribution Date, the board of directors of Reorganized RoomStore will effectively control the company, subject to the fiduciary duties imposed upon them by Virginia law. The board of directors of Reorganized RoomStore may have conflicts of interest with the holders of the Allowed Unsecured Claims and the Affiliated Debtor Unsecured Claim.

Until the Initial Common Stock Distribution Date, the board of directors of Reorganized RoomStore will have the ability to control the outcome of the election of its directors and decisions to enter into any corporate transaction. For example, the board of directors of Reorganized RoomStore through their ability to vote the New RoomStore Common Stock before the Initial Common Stock Distribution Date could cause Reorganized RoomStore to make acquisitions that increase the amount of its indebtedness or dilute its equity or agree to a merger, liquidating transaction or other corporate reorganization, without seeking the consent of the holders of Allowed Unsecured Claims or the Affiliated Debtor Unsecured Claim.

I. Variances from Projections

The Projections included herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from the Projections include, but are not limited to, Reorganized RoomStore’s ability to operate its business consistent with the Projections, comply with the covenants of its post-petition financing agreements, attract and retain key executives, attract and retain customers and maintain its existing vendors.

J. Reorganized RoomStore Personnel

The Debtor currently employs a small number of key officers who manage the business and operations. This team will remain in management positions at Reorganized RoomStore, and Reorganized RoomStore and its board of directors is, and for the foreseeable future will be, dependent on the expertise and management abilities of those officers. The loss by Reorganized

RoomStore of one or more of these principal officers without a satisfactory replacement or the failure of one or more to perform their duties, could have a material adverse effect on Reorganized RoomStore’s business and operations results.

IX. SECURITIES LAW CONSIDERATIONS UNDER THE PLAN

A. Applicability of Certain Federal and State Securities Laws

1. Registration Exemption

No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the New RoomStore Common Stock. The Debtor believes that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements.

2. Registration and Reports under the Exchange Act

Neither the Debtor nor Reorganized RoomStore has been subject to registration under Section 12(g) of the Exchange Act or the reporting requirements (the obligations to file annual, quarterly, periodic and other reports with the SEC) under Section 13(a) of the Exchange Act. Accordingly, unless Reorganized RoomStore voluntarily registers the New RoomStore Common Stock under Section 12(g), or subsequently is required to register the New RoomStore Common Stock under Section 12(g), Reorganized RoomStore will not be obligated to distribute annual or current reports, or publish other information, relating to its operations. At this time, Debtor does not anticipate that it will decide to voluntarily register the New RoomStore Common Stock under Section 12(g) and will defer such registration until such time as it is otherwise required to do so. Without such registration, New RoomStore Common Stock will not be eligible for trading on a national securities exchange, on the NASDAQ SmallCap or National Market System, or the OTC Bulletin Board. Because of this restriction, the Debtor does not believe that a public market will develop for the New RoomStore Common Stock until, or unless, it is required to register its common stock under Section 12(g).

Under Section 12(g) of the Exchange Act, any company that has a class of equity securities held of record by more than 500 persons, and also has more than $10 million of assets, as of the end of any fiscal year, must file a registration statement under Section 12(g) within 120 days of the end of such fiscal year. Under SEC rules, record holders include not only persons or entities who hold such shares “of record,” but persons or entities for which a depositary holds shares as nominees.

If the Plan is confirmed, New RoomStore Common Stock will be issued to fund the Unsecured Claims Reserve for the benefit of the Allowed Unsecured Claims and the Affiliated Debtor Claim. In order for Reorganized RoomStore to have an opportunity to resolve Disputed Unsecured Claims and to make an efficient and economically proportionate distribution, the New RoomStore Common Stock will not be distributed from the Unsecured Claims Reserve to the holders of Allowed Unsecured Claims or the Affiliated Debtor Claim until the later of (i) the resolution of all Disputed Unsecured Claims or (ii) March 31, 2006. If, on the Initial Common Stock Distribution Date, the New RoomStore Common Stock is distributed from the Unsecured

Claims Reserve to more than 500 holders of record (as defined in the rules of the SEC) and such distribution occurs after February 28, 2006, then Reorganized RoomStore will be obligated to register its common stock under Section 12(g) within 120 days after February 28, 2007.

B. Bankruptcy Code Exemptions from Registration Requirements

1. Initial Distribution of Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if the following three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (b) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or principally in such exchange and partly for cash or property. The Debtor believes that the initial distribution of the New RoomStore Common Stock to holders of Allowed Unsecured Claims in accordance with the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

2. Subsequent Transfers of Securities

In general, following the distribution of the New RoomStore Common Stock of the holders of Allowed Unsecured Claims, all resales and subsequent transactions in the New RoomStore Common Stock distributed under the Plan will be exempt from registration under the Securities Act pursuant to section 4(l) of the Securities Act, unless the holder thereof is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.” Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

a. persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

b. persons who offer to sell securities offered under a plan for the holders of such securities (“distributors”);

c. persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

d. a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with the issuer. Under section 2(12) of the

Securities Act, a “dealer” is any person who engages in part or in whole, directly or indirectly, as agent, broker, or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer” would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer.”

In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction may be considered an “ordinary trading transaction” if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

a. either (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

b. the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a Bankruptcy Court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

c. the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arms’ length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtor has not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

In addition, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by “affiliates” of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements, and the availability of current public information regarding the issuer. The Debtor believes that, pursuant to section 1145(c) of the Bankruptcy Code, the New RoomStore Common Stock to be issued pursuant to the Plan will be unrestricted securities for purposes of Rule 144.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW ROOMSTORE COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTOR RECOMMENDS THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

C. Subsequent Transfers Under State Law

State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New RoomStore Common Stock.

D. Certain Transactions by Stockbrokers

Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New RoomStore Common Stock prior to the expiration of forty days after the first date on which such securities were bona fide offered to the public by Reorganized RoomStore or by or through an underwriter are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called “no-action” positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The views of the SEC on this matter, however, have not been sought by the Debtor and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.

X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A. General

The following is a description of certain United States federal income tax consequences of the Plan. This description is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury Regulations issued (in final or temporary form) thereunder, judicial decisions and published rulings and pronouncements of the IRS in effect as of the date of this Disclosure Statement. These rules are subject to change, possibly with retroactive effect, and any such change could significantly affect the federal income tax consequences of the Plan described below. Moreover, the Debtor has not requested, nor does the Debtor expect to request, rulings from the IRS or legal opinions of counsel with respect to any tax aspects of the Plan.

This description does not cover all aspects of federal income taxation that may be relevant to the Debtor or holders of Claims. Along these lines, the description provided below does not address issues applicable to certain types of taxpayers, such as dealers in securities, life insurance companies, financial institutions, banks, small business investment companies, mutual funds, regulated investment companies, tax-exempt organizations, holders that are not United States taxpayers (as defined in section 7701(a)(30) of the Tax Code) and persons holding Claims as part of a hedge, integrated constructive sale or straddle. The description is limited to United States federal income tax consequences and does not address state, local or foreign taxes. This description does not address the U.S. federal income tax consequences to (a) holders whose Claims are entitled to satisfaction in full under the Plan (e.g., Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed DIP Lender Claims, and Allowed Other Secured Claims) or (b) Holders whose Claims are entitled to no recovery under the Plan (e.g., holders of Class 5 Claims).

THE DESCRIPTION THAT FOLLOWS IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

B. Certain Federal Income Tax Consequences to RoomStore

1. Cancellation of Debt Income and Tax Attribution Reduction

As a result of the Plan, the amount of the Debtor’s aggregate outstanding indebtedness will be substantially reduced. The discharge of debt by a debtor generally gives rise to cancellation of debt (“COD”) income (except as provided in the Tax Code, for example when the payment of the cancelled debt would have given rise to a tax deduction, or the payment is treated as a purchase price adjustment). The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of the issue price of any new indebtedness of the debtor issued, the amount of cash paid and the fair market value of any new consideration (including beneficial interests in a liquidating trust) given in satisfaction of the discharged indebtedness at the time of the exchange.

However, a debtor is not required to include any amount of COD income in gross income if the discharge occurs in such debtor’s chapter 11 bankruptcy proceedings. Rather, a debtor must reduce certain tax attributes by an amount that is generally equal to the amount of COD income excluded from gross income.

2. Tax Consequences to the Debtor

The Debtor will recognize COD income under the Plan and, therefore, will be required to reduce its tax attributes. As discussed above, the amount of the reduction of the Debtor’s tax attributes will depend on the value of consideration paid to discharge the Debtor’s obligations. Presently the value of such consideration is not known. However, it is expected that as a result of the Plan, all of the Debtor’s available net operating losses (“NOLs”) will be eliminated and at least a portion of the Debtor’s tax basis in its assets will be reduced.

In the event that the Debtor’s tax attributes are not entirely reduced as a result of the Plan, Reorganized RoomStore’s ability to use NOLs and certain built-in losses after the Effective Date would nevertheless be limited as a result of the Distribution of New RoomStore Common Stock to the holders of Allowed Unsecured Claims. If a corporation undergoes an “ownership change” in a Title 11 case, then section 382(l)(6) of the Internal Revenue Code generally limits the corporation’s use of its NOLs that exist at the time of such ownership change (and may limit a corporation’s use of certain built-in losses existing at the time of the ownership change if such built-in losses are recognized within a five-year period following the ownership change) (the “L6 Limitation”). The L6 Limitation on the use of pre-change losses (NOLs and certain built-in losses recognized within the five year post-ownership change period) in any “post change year” generally is equal to the product of the fair market value of the loss corporation’s outstanding stock immediately after the ownership change and the long-term tax-exempt rate in effect for the month in which the ownership change occurs (which is published monthly by the Treasury Department and is 4.72 percent for September 2004).

In general, an ownership change occurs when the percentage of the corporation’s stock owned by certain “five percent shareholders” increases by more than 50 percentage points over the lowest percentage owned by such holders at any time during the applicable “testing period” (generally, the shorter of (a) the three-year period preceding the testing date and (b) the period between the most recent ownership change of the corporation and the testing date). A “five percent shareholder” for these purposes includes, generally, an individual or entity that directly or indirectly owns five percent or more of a corporation’s stock during the relevant period, and may include one or more groups of shareholders each of which owns less than five percent of the value of the corporation’s stock. Under these rules, the issuance of New RoomStore Common Stock to the holders of Allowed Unsecured Claims will cause the Debtor to undergo an ownership change, and, consequently, the L6 Limitation should apply to limit the Debtor’s use of any pre-change losses.

An exception to the foregoing L6 Limitation applies where qualified creditors of a debtor receive, in respect of their claims, at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan (the “Bankruptcy Exception”). Under the Bankruptcy Exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if the Bankruptcy Exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor’s future utilization of any pre-change losses existing at the time of the subsequent ownership change.

The receipt of the New RoomStore Common Stock by holders of Allowed Unsecured Claims pursuant to the Plan may qualify for the Bankruptcy Exception. Even if the Debtor qualifies for the Bankruptcy Exception, the Debtor may, if it so desires, elect not to have the exception apply and instead remain subject to the L6 Limitation described above. Such election would have to be made in the Debtor’s’ federal income tax return for the taxable year in which the change occurs. At such time Reorganized RoomStore will determine whether it qualifies for the Bankruptcy Exception and if so, whether it would be beneficial to elect out of the Bankruptcy Exception.

C. Certain Federal Income Tax Consequences to Holders of Claims

1. Recognition of Gain or Loss

A holder of an Allowed Claim generally will recognize gain or loss equal to the difference between the “amount realized” by such holder and such holder’s adjusted tax basis in the Allowed Claim. The “amount realized” by a holder is equal to the sum of the Cash and the fair market value of any property received under the Plan in respect of a holder’s Allowed Claim to the extent that such Cash or property is not allocable to any portion of the Allowed Claim representing accrued but unpaid interest (see discussion below). Holders should consult their own tax advisors concerning the recognition of gain or loss for federal income tax purposes, including, for example the possible application of rules limiting the ability to recognize losses.

2. Distributions in Discharge of Accrued but Unpaid Interest

Pursuant to the Plan, Distributions received with respect to Allowed Claims will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to accrued but unpaid interest. However, there is no assurance that the IRS will respect such allocation for federal income tax purposes. Holders of Allowed Claims not previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be treated as receiving taxable interest, to the extent any consideration they receive under the Plan is allocable to such accrued but unpaid interest. Holders previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be entitled to recognize a deductible loss, to the extent that such accrued but unpaid interest is not satisfied under the Plan. Holders should consult their own tax advisors concerning the allocation of consideration received in satisfaction of their claims and the federal income tax treatment of accrued but unpaid interest.

3. Character of Gain or Loss; Tax Basis; Holding Period

The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss recognized by a holder of Allowed Claims under the Plan will be determined by a number of factors, including, but not limited to, the status of the holder, the nature of the Allowed Claim in such holder’s hands, the purpose and circumstances of its acquisition, the holder’s holding period in the Allowed Claim, whether the Allowed Claim was acquired at a market discount and the extent to which the holder previously claimed a deduction for the worthlessness of all or a portion of the Allowed Claim.

D. Information Reporting and Backup Withholding

All distributions to holders of Allowed Claims are subject to any applicable withholding requirements (including employment tax withholding). Under the Tax Code’s backup withholding rules, interest, dividends and other reportable payments to holders of Allowed Claims may be subject to back-up withholding at the then applicable rate, which is currently twenty-eight percent (28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails to report interest or dividends properly, or (d) under certain circumstances, fails to provide a certified statement signed under penalty of perjury, that the TIN provided is its correct number and that such holder is a United States person that such holder is not subject to backup withholding. Certain persons are exempt from backup withholding, including, in some cases, corporations and financial institutions. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION

OF THE PLAN

The Debtor and the Creditors’ Committee believe that the Plan affords holders of Claims the greatest opportunity for realization on the Debtor’s assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) liquidation of the Debtor under chapter 7 of the Bankruptcy Code or (b) alternative plans of liquidation under chapter 11 of the Bankruptcy Code.

A. Liquidation Under Chapter 7 of the Bankruptcy Code

If no plan is confirmed, the Debtor’s bankruptcy case may be converted to cases under chapter 7 of the Bankruptcy Code. Upon conversion to chapter 7, a trustee will be elected or appointed to liquidate the remaining assets of the Debtor.

The Debtor believes that in a liquidation under chapter 7 of the Bankruptcy Code, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustee(s) would cause a substantial diminution in the value of the Estate. The assets available for distribution to creditors would be reduced by such additional expenses.

The liquidation analysis prepared by Capstone is premised on a hypothetical liquidation in a chapter 7 case and is described in further detail in Exhibit C of this Disclosure Statement. In the analysis, Capstone has taken into account the nature, status, and underlying value of Reorganized RoomStore’s assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests.

The Debtor and Creditors’ Committee believe that a liquidation of RoomStore’s assets under chapter 7 of the Bankruptcy Code would produce significantly less value for distribution to creditors than that recoverable under the Plan. In the opinion of RoomStore and Creditors’ Committee, the recoveries projected to be available in liquidation under chapter 7 of the Bankruptcy Code are not likely to afford holders of Allowed Claims as great a realization potential as does the Plan.

B. Alternative Plan of Reorganization of Liquidation

If the Plan is not confirmed, the Debtor or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtor’s business or an orderly liquidation of the Debtor’s assets. The Debtor has concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

XII. CONCLUSION AND RECOMMENDATION

The Debtor and the Creditors’ Committee believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Any alternative to confirmation of the Plan, such as liquidation under chapter 7 of the Bankruptcy Code or attempts to confirm an alternative plan of liquidation, would involve significant delays, uncertainty, and substantial additional administrative costs. Moreover, as described above, the Debtor believes that its creditors will receive greater and earlier recoveries under the Plan than those that could be achieved in a liquidation under chapter 7 of the Bankruptcy Code. FOR THESE REASONS, THE DEBTOR AND THE CREDITORS’ COMMITTEE URGE ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN TO RETURN THEIR BALLOTS ACCEPTING THE PLAN.

HMY ROOMSTORE, INC.,
A Virginia Corporation,

By:	/s/ Ronald L. Barden
Managing Director of Reorganization

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF HEILIG-MEYERS COMPANY, et al.

By:	/s/ Larry Witcher
Name:	Larry Witcher, Executive Vice President & Chief Financial Officer of Action-Lane Industries
Capacity:	In his capacity as Co-Chair of the Official Committee of Unsecured Creditors of Heilig-Meyers Company, et al.

LeCLAIR RYAN,
A Professional Corporation

/s/ Bruce H. Matson
Counsel

Bruce H. Matson (Va. Bar No. 22874)

Katherine Macaulay Mueller (Va. Bar No. 44302)

LeCLAIR RYAN, A Professional Corporation

707 East Main Street, Suite 1100

Richmond, Virginia 23219

(804) 783-2003

Counsel for the Debtor

Michael S. Stamer (admitted pro hac vice)

Shuba Satyaprasad (admitted pro hac vice)

AKIN GUMP STRAUSS HAUER & FELD LLP

590 Madison Avenue

New York, New York 10022

(212) 872-1000

- and -

Stanley J. Samorajczyk (Va. Bar No. 08023)

Scott L. Alberino (admitted pro hac vice)

Robert S. Strauss Building

AKIN GUMP STRAUSS HAUER & FELD LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

(202) 887-4000

Counsel to the Official Committee of Unsecured Creditors

EXHIBIT A

THE PLAN

EXHIBIT B

ROOMSTORE

HYPOTHETICAL LIQUIDATION ANALYSIS AS OF DECEMBER 31, 2004

NET ESTIMATED PROCEEDS

Capstone performed an analysis of the estimated range of recoveries for RoomStore in a hypothetical liquidation based on the balance sheet as of December 31, 2004. The balance sheet and assets in this hypothetical liquidation analysis are those contemplated for Reorganized RoomStore (including the assets transferred to the Debtor by affiliated debtors pursuant to the Settlement Agreement). This liquidation analysis is based on historical financial information, along with counsel’s advice on certain legal matters. Underlying the liquidation analysis is a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond RoomStore’s control. There can be no assurances that the values assumed in the accompanying analysis would be realized if the Company was, in fact, liquidated. Accordingly, actual net recovery values and net recovery percentages could vary significantly from the amounts set forth herein.

The estimated net proceeds consists of the net proceeds from disposition of the Debtor’s operating assets, reduced by certain costs and claims that arose post-bankruptcy and that may arise under a liquidation scenario. Asset recoveries are also net of estimated direct costs of liquidation and related encumbrances with discounts to account for the nature and timing of the liquidation process. This liquidation analysis makes no assumptions as to the time value of money; any such present value calculations would further reduce recoveries. This liquidation analysis assumes that a wind-down would be substantially completed in four to six months, with the liquidation of the stores taking three to four months commencing approximately two months after the balance sheet date.

The estimated net recovery of RoomStore in a hypothetical liquidation ranges from $3.4 million to $15.6 million. The estimated net recovery considers lease termination costs ranging from $6.25 million to $12.5 million. The extant leases are assumed to be at market value and termination costs are assumed to be settled with the landlord or sub-leased to another tenant within an estimated period of six to twelve months. Actual lease cancellation costs may vary significantly from estimates that may have a material effect on the estimated net recovery value.

RoomStore

Hypothetical Liquidation Valuation As Of December 31, 2004

Net Estimated Proceeds

($ in 000’s)

		% Realization		Realization Amount
	NBV	Low	High	Low	High
Realizable Value of Assets
Cash	$—	100%	100%	$—	$—
Inventory	48,577	59%	63%	28,801	30,601
Receivables - Third Party	5,024	90%	95%	4,522	4,773
Prepaid Expenses	3,585	29%	40%	1,045	1,419
Property, Plant and Equipment - Net	24,390	19%	23%	4,647	5,588
Other Assets	1,863	0%	0%	—	—

Estimated Gross Proceeds	$83,439	47%	51%	39,015	42,380

		% Realization		Realization Amount
	NBV	Low	High	Low	Highx
Liabilities - Post Petition
Accounts Payable	$9,613	100%	100%	$9,613	$9,613
Accrued Expenses	9,513	73%	65%	6,940	6,210
Income Taxes Currently Payable	675	0%	0%	—	—
Deferred Revenue	662	0%	0%	—	—
Deferred Income Taxes - Non Current	227	0%	0%	—	—
Liabilities Subject to Compromise	76,475	0%	0%	—	—

Estimated Cost of Post Petition Liabilities	$97,165	17%	16%	16,553	15,823

Estimated Net Proceeds Before Wind-down Operating Expenses				$22,462	$26,557

Wind-down Operating Expenses
Wind-down Operating Expenses				5,450	4,050
Lease Termination Costs				12,500	6,250
Professional Fees				600	350
Contingency				500	300

Total Wind Down Expenses				19,050	10,950

Estimated Net Proceeds in a Liquidation				$3,412	$15,607

Note 1: This analysis reflects the hypothetical liquidation of assets contemplated in Reorganized RoomStore and does not include any other assets.

Note 2: Total shareholder equity at December 31, 2004 is a deficit of $13.7 million resulting from the pre-petition deficit in retained earnings.

Note 3: The estimated range of realization for each line item is based on Capstone’s analysis of the related underlying detail.

Note 4: Includes assets transferred in accordance with the Settlement Agreement.

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EXHIBIT C

REORGANIZED ROOMSTORE

PROJECTED FINANCIAL INFORMATION

A. PROJECTED FINANCIAL INFORMATION

1. Introduction. As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of RoomStore. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, RoomStore’s management analyzed the ability of Reorganized RoomStore to meet obligations under the Plan with sufficient liquidity and capital resources. In this regard, RoomStore’ management developed Reorganized RoomStore’s business plan (the “Business Plan”) and projected financial statements (the “Projections”), which are a consolidation of the underlying business plans of RoomStore East and RoomStore West. The Projections include the Projected Consolidated Balance Sheets, Projected Consolidated Statements of Operations and Projected Consolidated Statements of Cash Flow and certain other items for the period March 1, 2004 through February 28, 2009 (the “Projection Period”). Such Projections, as adjusted to reflect certain subsequent events, are summarized below.

RoomStore’ management intends to periodically review and revise the assumptions underlying the Business Plan. There can be no assurance that the refinements, if any, of the Business Plan resulting from management’s review will not result in a material modification of the Projections.

The Projections were not prepared with a view towards complying with the guidelines for Prospective Financial Statements published by the American Institute of Certified Public Accountants. RoomStore has never been audited as a stand-alone entity. RoomStore is planning on engaging outside auditors to perform an audit on Reorganized RoomStore.

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein included in this Disclosure Statement.

ROOMSTORE DOES NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, ROOMSTORE (INCLUDING REORGANIZED ROOMSTORE) DOES NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

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The projected financial statements included below are not based on historical facts, but are projected statements based on the successful implementation of the Business Plan. These statements can be identified by the use of projected and forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect RoomStore’s reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the projected financial statements. Such risks and uncertainties include, but are not limited to, the customer’s willingness, need and financial ability to purchase home furnishings and related items, Reorganized RoomStore’s ability to obtain sources of financing for its customers, the costs and effectiveness of promotional activities, Reorganized RoomStore’s ability to obtain leases for new store and distribution center locations, the ability to obtain exit financing at market rates, lowering of overhead and infrastructure costs, and Reorganized RoomStore’s ability to access sources of merchandise on commercially reasonable terms, including imported goods. Other factors such as changes in tax laws, consumer credit and bankruptcy trends, recessionary or expansive trends in the Reorganized RoomStore’s markets, and inflation rates and regulations and laws, which affect Reorganized RoomStore’s ability to do business in its markets, may also impact the outcome of the projected financial statements.

2. Principal Assumptions. The Projections are based on, and assume the successful implementation of, the Business Plan. Both the Business Plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of Reorganized RoomStore, general business and economic conditions and other matters, most of which are beyond the control of Reorganized RoomStore. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of Reorganized RoomStore to achieve the projected results of operations. See “Risk Factors” for a discussion of certain factors that may affect the future financial performance of RoomStore and Reorganized RoomStore and of various risks associated with the Plan.

Although RoomStore believes that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See “Risk Factors.” See Section III C for general information on Reorganized RoomStore.

The Projections include assumptions as to the enterprise value of Reorganized RoomStore and the fair value of its projected assets and liabilities as of the Effective Date. Reorganized RoomStore will be required to make such estimations as of the Effective Date. Such determination will be based upon the fair values as of that date, which could be materially greater or less than the values assumed in the foregoing estimates.

Additional information relating to the principal assumptions used in preparing the Projections is set forth below.

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a. Effective Date: The Projections assume Confirmation of the Plan in accordance with its terms and the Effective Date of the Plan is March 1, 2005, the beginning of the fiscal year.

b. General Economic Conditions. The Projections were prepared based on assumptions that current economic conditions continue throughout the Projection Period and that the general economic climate where the stores are operating in the United States, specifically the Mid-Atlantic, Southeast and Texas regions, remains relatively stable. The projections also assume continued source of supply from domestic and international vendors.

3. Total Stores Open – End of Year. The Projections assume that Reorganized RoomStore will open new stores and close some existing stores during the fiscal years 2005 through 2009. The Business Plan projects opening 29 new locations and closing 9 existing locations during the Projection Period. Projected store openings will be dependent on general economic conditions referred to above, meeting covenant requirements of exit lenders, if any, and assumed operating improvements based on the Business Plan. Many of the store closures are as of the expiration of the current lease and include repositioning certain stores. A summary of store openings and closings is below:

	Actual	Fiscal Year Ended
		Projected
FYE:	2004	2005	2006	2007	2008	2009
Total RoomStore	64	65	66	75	81	84

Openings	1	3	5	11	6	4
Closings	1	2	4	2	—	1

Total Net Open/Closed	—	1	1	9	6	3

4. Distribution Center Openings and Closings. The Projections assume that Reorganized RoomStore will open two new distribution centers and relocate two existing distribution centers within their markets during the Projection Period. Projected distribution center openings will be dependent on store openings and the general economic conditions referred to above, meeting covenant requirements of exit lenders, if any, and assumed operating improvements based on the Business Plan.

B. PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS

1. Net Sales. Net sales reflect the effects of the assumed opening of new stores, closing of existing stores, and expansion of certain existing stores during the Projection Period. Comparable stores net sales (i.e., the net sales of stores that are assumed to be in operation throughout each of the periods being compared) for the year ended February 28, 2005 are projected to decrease 2.1%. Comparable store net sales for fiscal years 2006 through 2009 are projected to increase approximately 3.6% in fiscal year 2006, 4.4% in fiscal year 2007, 3.7% in

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fiscal year 2008, and 2.4% in fiscal year 2009. The remaining growth in net sales over the Projection Period arises from new store openings. New store net sales are projected based on net sales of comparative stores in the same or similar markets during the year scheduled for opening.

2. Cost of Sales. Cost of sales includes the cost of merchandise, freight, and import taxes and duties. Cost of sales, as a percentage of net sales, was 55.6% for the fiscal year ended February 28, 2004, and is projected to improve over the Projection Period based in part on obtaining improved competitive pricing from vendors. The Projections assume that cost of sales as a percentage of net sales is 55.4% in fiscal year 2005, 55.0% in fiscal year 2006, 54.8% in fiscal year 2007, 54.5% in fiscal year 2008, and 54.4% in fiscal year 2009.

3. Other Income is comprised primarily of furniture delivery charges, fabric protection, and furniture warranty revenue. Other income, as a percentage of net sales, was 7.2% for the fiscal year ended February 28, 2004, and is projected to improve very modestly over the projection period from increases in delivery charges. The Projections assume that other income as a percentage of net sales for fiscal years 2005 through 2009 to be between 7.2% and 7.9%.

4. Selling, General and Administrative Expenses (SG&A). SG&A expenses are comprised of store operating expenses, distribution costs, delivery costs, and Corporate SG&A expense. Store operating expenses, on a 4-wall basis, include salaries, advertising, rent and depreciation and amortization, store SG&A, and finance discount fees.

5. Store Operating Expenses.

a.	Store salaries include projected salaries and commissions of store employees and managers. Total store salaries are 11.4% of net sales for the fiscal year ended February 28, 2004. The Projections assume that store salaries and benefits grow by 3% each year and commissions average 6% to 7% of net sales. As a result store salaries decrease as a percentage of net sales and are projected to be from 11.5% to 10.9% of net sales for fiscal years 2005 through 2009.

b.	Advertising expense includes a mix of print and television costs by each market. Reorganized RoomStore has an internal advertising department and utilizes the services of outside advertising agencies. Advertising expense as a percentage of net sales in the Projection Period is relatively consistent with historical trends.

c.	Rent and amortization expense is based on contract rent cost for existing stores. Rent costs for leases which expire during the Projection Period are estimated based on historical lease increases. The rent costs of stores projected to be opened during the Projection Period are based on projected market rates and estimated square footage of the planned stores. In fiscal year 2004, Rent and amortization expense was 5.2% of net sales. Rent and amortization expense is projected to be 5.5% to 5.6% of net sales during the Projection Period.

d.	Store SG&A costs in the fiscal year ended February 28, 2004 were 5.9% of net sales. Store SG&A costs are projected to increase in fiscal year 2005 to 6.5% of net sales with modest decreases in the fiscal years 2006 through 2009 varying as a percentage of net sales from 6.3% to 6.0% as new store openings roll out.

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e.	Finance and discount fees represent the cost of special incentives which are granted to customers who use Reorganized RoomStore’s third-party credit provider programs. Finance and discount fees, as a percentage of net sales, are projected to decrease modestly in the Projection Period. The current agreement with RoomStore’s primary third party credit provider expires in October 2005. Management believes that it will be able to obtain third party financing on modestly more favorable terms.

f.	Distribution expense includes costs for distribution centers and vehicles for moving, unpacking, inspecting, repacking, storing, and repairing merchandise. Distribution centers will be added as new stores are opened and a distribution center is required to service these markets. Projected distribution costs as a percentage of net sales increase throughout the Projection Period due to the addition of distribution centers to meet the new stores’ merchandise needs. Distribution costs are forecasted to increase during the Projection Period, as distribution capacity is added ahead of new store additions.

g.	Delivery expense includes the cost of moving merchandise to the customer. Delivery expense is projected to increase modestly, as a percentage of net sales, over the Projection Period.

h.	Corporate SG&A costs were 3.6% of net sales in the fiscal year ended February 28, 2004, and are projected to be 3.5% in fiscal year 2005, 4.0% in fiscal year 2006, 3.7% in fiscal year 2007, 3.5% in fiscal year 2008, and 3.4% in fiscal year 2009. The cost increase in Corporate SG&A expense results primarily from normal inflation and from the implementation of actions required to become an SEC reporting entity, such as an audit by independent accountants, and actions to comply with the Sarbanes-Oxley Act.

6. Income Taxes. Projected income taxes are calculated based on projected levels of pre-tax income, giving effect to differences between book depreciation and tax depreciation. A blended state and federal tax rate of 36% is assumed.

C. PROJECTED CONSOLIDATED BALANCE SHEETS AND PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOW

Reorganized RoomStore Projected Consolidated Balance Sheets as of March 1, 2005 (the “Effective Date Balance Sheet”) presents: (a) the Projected Consolidated Balance Sheet of Reorganized RoomStore prior to Confirmation and the consummation of the transactions contemplated by the Plan; (b) the projected adjustments to such Projected Consolidated Balance Sheet required to reflect Confirmation and the consummation of the transactions contemplated by the Plan (collectively, the “Balance Sheet Adjustments”); and (c) the Projected Consolidated Balance sheet of Reorganized RoomStore, after giving effect to the Balance Sheet Adjustments, as of February 28, 2005. The Balance Sheet Adjustments set forth in the column captioned

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“Fresh Start and Reorganization Adjustments” reflect the assumed effects of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and related securities issuances, cash payments and borrowings. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Effective Date Balance Sheet.

Reorganized RoomStore Projected Consolidated Balance Sheets as of the end of fiscal years 2006 through 2009 present the projected consolidated financial position of Reorganized RoomStore, after giving effect to Confirmation and the consummation of the transactions contemplated by the Plan, as of the Effective Date and the end of each fiscal year in the Projection Period.

a. Fresh-Start Reporting. The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the “Reorganization SOP”). The Projections have been prepared generally in accordance with the “fresh-start” reporting principles set forth in the Reorganization SOP, giving effect thereto as of February 28, 2005. The principal effects of the application of these fresh-start reporting principles are summarized below in the Projected Consolidated Financial Statements.

b. Working Capital. Receivables, and other working capital accounts, other than payables, are projected based on historical levels and seasonal changes. The Projections assume increased inventory requirements for new stores and new or relocated distribution centers. Projected inventories at new stores on a per store basis are $300,000 at RoomStore East and $400,000 at RoomStore West. The increased distribution capacity assumed during the Projection Period is assumed to require additional inventory. Inventory requirements projected for the new distribution center in RoomStore East are $4 million in fiscal year 2007, net of decreased inventory at the existing distribution center. Inventory requirements for the new distribution center in RoomStore West are estimated to be $1 million in fiscal year 2008. The two relocated distribution centers in RoomStore West are estimated to require additional inventory of $1 million each. The increased inventory requirements will be mitigated by improved vendor terms which are projected to revert to normal industry standards after emergence. Current vendor payable terms of 15 to 30 days for domestic purchases, are projected to increase to 30 to 45 day terms. Projected increases in accounts payable are $2 million in fiscal year 2005, $4 million in fiscal year 2006, $2.5 million in fiscal year 2007, $2 million in fiscal year 2008, and $1.5 million in fiscal year 2009.

c. Post-Reorganization Debt. The Projections assume that the Reorganized RoomStore will obtain customary revolving credit financing through traditional asset based lenders at competitive pricing upon emergence. The assumed rate of interest on the revolving credit facility is projected to be prime plus 1.0%. Prime is projected to increase 25 basis points per quarter for the first two years after emergence and remain flat thereafter. Reorganized RoomStore plans to utilize the revolving credit facility for both working capital requirements and capital expenditures.

d. Capital Expenditures. Capital expenditures pertain principally to the maintenance of existing stores, relocation and expansion of existing stores, new store openings, new and expanded distribution centers, and information technology requirements. The Projection assumes that the cost of opening a new store has an average cost of $750,000. The cost of opening each

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new distribution center is approximately $1 million. Capitalized store maintenance costs are based on recent historical costs. Projected capital expenditures for new store openings vary by market.

e. Contingencies. The Affiliated Debtors may, at any time or from time to time, request Reorganized RoomStore to make an additional irrevocable contribution, if needed for liquidity, which shall not exceed $2 million in aggregate. The Projections do not assume the potential payment of $2 million. RoomStore believes that such funding is only “Reasonably Possible” as defined in Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, and therefore should be disclosed but not accrued.

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Reorganized RoomStore

Projected Consolidated Balance Sheets

(Amounts in Thousands)

(Unaudited)

	Pre-Emergent RoomStore					Reorganized RoomStore
	FY2004 Actual	FY2005 Estimate	Fresh Start and Reorganization Adjustments		As of the Effective Date	FY2006 Estimate	FY2007 Estimate	FY2008 Estimate	FY2009 Estimate
ASSETS

Current assets
Cash	527	100	—		100	884	873	465	382
Inventories	41,248	45,146	(3,574	)c	41,572	43,897	51,152	54,052	56,032
Receivables	6,091	6,102	—		6,102	7,102	8,102	9,102	10,102
Prepaid Expenses	2,774	3,205	—		3,205	3,205	3,205	3,205	3,205

Total current assets	50,640	54,553	(3,574)		50,979	55,088	63,332	66,824	69,721

Property & Equipment	44,919	47,962	(37,201	)a,c	10,761	17,331	30,076	40,100	46,581
Accumulated Depreciation	(20,446)	(23,578)	23,578	c	—	(3,391)	(7,741)	(12,652)	(18,138)

Net Property & Equipment	24,473	24,384	(13,623)		10,761	13,940	22,335	27,448	28,443

Other Assets	3,582	3,390	—		3,390	3,390	3,390	3,390	3,390

Total Assets	78,695	82,327	(17,197)		65,130	72,418	89,057	97,662	101,554

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities (post petition)
Accounts Payable	8,710	7,387	—		7,387	11,387	13,887	15,887	17,387
Accrued Expenses	12,505	9,105	—		9,105	9,105	9,105	9,105	9,105
Revolver	—	—	1,287	g	1,287	4,787	17,287	19,787	15,287
Deferred Revenue	635	662	(662	)a	—	—	—	—	—
Contingency	—	—	—	f	—	—	—	—	—

Total current liabilities (post petition) not subject to compromise	21,850	17,154	625		17,779	25,279	40,279	44,779	41,779

Deferred Taxes	341	114	3,524	d,e	3,638	2,871	2,200	1,592	1,091
Liabilities Subject to Compromise	70,415	78,883	(78,883	)b,g	—	—	—	—	—

Total Liabilities	92,606	96,151	(74,734)		21,417	28,150	42,479	46,371	42,870

Common Stock / Capital	1	1	43,712	a,b,c,	43,713	43,713	43,713	43,713	43,713
Retained Earnings / (Deficit)	(13,912)	(13,825)	13,825	b	—	555	2,865	7,578	14,971

Total Stockholder’s Equity	(13,911)	(13,824)	57,537		43,713	44,268	46,578	51,291	58,684

Total Stockholder’s Equity & Liabilities	78,695	82,327	(17,197)		65,130	72,418	89,057	97,662	101,554

a	To record assets and liabilities at their reorganization value which approximates fair value at the date of reorganization.
b	To convert the “Liabilities subject to Compromise to capital and to reset Retained Earnings to zero - Note not all Fresh Start accounting adjustments are posted here. Certain assets and liabilities will also be revalued in the beginning balance sheet.
c	To eliminate pre-petition capitalized inventory and capitalized software costs.
d	To eliminate deferred tax liability of $114,000.
e	To record deferred tax liability on the pre-emergence net PP&E of $3.64 million.
f	A Plan provision may obligate Reorganized RoomStore funding up to $2.0 million to the Liquidation Trust. The Debtors believe that such funding is only “Reasonably Possible” as defined in Statement of Financial Accounting Standards No. 5, Accounting for
g	RoomStore to fund administrative claims included in Liabilities Subject to Compromise of $1.3 million upon emergence.

Note: The projected Balance Sheet contemplates certain transfers to/from Heilig as noted in Exhibit D.

THE PROJECTIONS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS, AND EXPLANATIONS SET FORTH UNDER THE CAPTION “PROJECTED FINANCIAL INFORMATION” TO THE DISCLOSURE STATEMENT.

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Reorganized RoomStore

Projected Consolidated Statements of Operations

(Amounts in Thousands)

(Unaudited)

	Pre-Emergent RoomStore		Reorganized RoomStore
	FY2004 Actual	FY2005 Estimate	FY2006 Estimate	FY2007 Estimate	FY2008 Estimate	FY2009 Estimate
Revenues
Net Sales	331,032	333,257	356,386	424,984	486,731	525,270
Other Income	23,937	24,982	27,570	33,257	38,360	41,549

Total revenues	354,969	358,239	383,956	458,241	525,091	566,819

Costs and expenses
Cost of Sales	184,209	184,788	196,071	232,692	265,507	285,792
SG&A	168,547	173,361	186,311	220,658	250,176	267,494

Operating income (Loss)	2,213	90	1,574	4,891	9,408	13,533

Interest expense	—	—	707	1,279	2,043	1,980

Earnings Before Taxes	2,213	90	867	3,612	7,365	11,553

Income Taxes	104	3	312	1,302	2,652	4,160

Net Income - Continuing Operations	2,109	87	555	2,310	4,713	7,393

Loss from Closing Operations	146	—	—	—	—	—

Net Income	1,963	87	555	2,310	4,713	7,393

EBITDA Adjustments:
Interest and Taxes	104	3	1,019	2,581	4,695	6,140
Amortization and Depreciation	3,414	3,497	3,391	4,350	4,911	5,486

EBITDA	5,627	3,587	4,965	9,241	14,319	19,019

THE PROJECTIONS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS, AND EXPLANATIONS SET FORTH UNDER THE CAPTION “PROJECTED FINANCIAL INFORMATION” TO THE DISCLOSURE STATEMENT.

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Reorganized RoomStore

Projected Consolidated Statements of Cash Flow

(Amounts in Thousands)

(Unaudited)

	Pre-Emergent RoomStore		Reorganized RoomStore
	FY2004 Actual	FY2005 Estimate	FY2006 Estimate	FY2007 Estimate	FY2008 Estimate	FY2009 Estimate
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,963	$87	$555	$2,310	$4,713	$7,393
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,414	3,132	3,391	4,350	4,911	5,486
Change in operating assets and liabilities:	—	—	—	—	—	—
Other receivables	(2,635)	(11)	(1,000)	(1,000)	(1,000)	(1,000)
Inventories	307	(3,898)	(2,325)	(7,255)	(2,900)	(1,980)
Prepaid/Other Assets	(3,783)	(239)	—	—	—	—
Deferred taxes	—	(227)	(767)	(671)	(608)	(501)
Deferred revenue	(19)	27	—	—	—	—
Accounts payable	3,857	(1,323)	4,000	2,500	2,000	1,500
Accrued expenses	805	(3,400)	—	—	—	—

Net cash provided by (used in) operating activities	3,909	(5,852)	3,854	234	7,116	10,898

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property & equipment	(3,591)	(3,043)	(6,570)	(12,745)	(10,024)	(6,481)
Disposals of property & equipment	708	—	—	—	—	—
Transfers to/from Heilig-Meyers	(499)	8,468	—	—	—	—

Net cash provided by investing activities	(3,382)	5,425	(6,570)	(12,745)	(10,024)	(6,481)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Revolver	—	—	—	—	(1,000)	(4,500)
Revolver	—	—	3,500	12,500	3,500	—

Net cash provided by (used in) financing activities	—	—	3,500	12,500	2,500	(4,500)

Net (decrease) increase in cash	527	(427)	784	(11)	(408)	(83)

Cash at beginning of period	—	527	100	884	873	465

Cash at end of period	$527	$100	$884	$873	$465	$382

Note: Cash flow projections do not included revolver draws to cover administrative claims of $1.3 million.

THE PROJECTIONS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS, AND EXPLANATIONS SET FORTH UNDER THE CAPTION “PROJECTED FINANCIAL INFORMATION” TO THE DISCLOSURE STATEMENT.

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